Exhibit (b)(1)

Weil, Gotshal & Manges (Paris) LLP 2 rue de la Baume Paris 75008 France +33 1 44 21 97 97 main tel +33 1 42 89 57 90 main fax weil.com

TERM FACILITY AGREEMENT

€4,200,000,000

for

SANOFI

as Company

arranged by

BNP PARIBAS FORTIS SA/NV

as Arranger

with

BNP PARIBAS FORTIS SA/NV

acting as Facility Agent

and

BNP PARIBAS FORTIS SA/NV

acting as Original Facility A Lender

28 January 2018

-ii-

32.	Calculations and Certificates	124

33.	Partial Invalidity	125

34.	Remedies, Waivers and Hardship	126

35.	Amendments and Waivers	127

36.	Governing Law	131

37.	Enforcement—Jurisdiction of French Courts	132

38.	Election of Domicile	133

Schedule 1 The Original Lender		134

Schedule 2 Conditions precedent		135

Part 1 Conditions precedent to signing		135

Part 2 Conditions precedent to the first Utilisation		137

Part 3 Conditions precedent to a Utilisation on an Offer Settlement Date other than the first Offer Settlement Date		138

Part 4 Conditions precedent to Utilisation for the purpose set out in Clause 3.1.2		139

Schedule 3 Requests		140

Part 1 Utilisation Request		140

Part 2 Selection Notice		141

Schedule 4 Form of Transfer Agreement		142

Schedule 5 Existing Security		145

Schedule 6 Timetables		146

Schedule 7 Material Subsidiaries		147

Schedule 8 Additional Facility Lender Accession Agreement		148

Schedule 9 Form of Increase Confirmation		151

Schedule 10 List of approved numbering services providers		154

-iii-

THIS TERM FACILITY AGREEMENT (the “Agreement”) is dated 28 January 2018 and made between:

(1)	SANOFI a French société anonyme, whose registered office is at 54, rue La Boétie, 75008 Paris, registered under identification number 395 030 844 RCS Paris as original borrower (the “Company”);

(2)	BNP PARIBAS FORTIS SA/NV, having its registered offices at montagne du Parc 3, B-1000 Brussels as arranger (the “Arranger”);

(3)	BNP PARIBAS FORTIS SA/NV, having its registered offices at montagne du Parc 3, B-1000 Brussels as original Facility A lender (the “Original Facility A Lender”); and

(4)	BNP PARIBAS FORTIS SA/NV, having its registered offices at montagne du Parc 3, B-1000 Brussels as agent of the other Finance Parties (the “Facility Agent”).

SECTION 1

DEFINITIONS AND INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Facility Agent and the Company.

“Acceptable Transferee” means a bank or financial institution (i) which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB+ or higher by Standard & Poor’s Rating Services and Baa1 or higher by Moody’s Investor Services Limited or, if ratings from Standard & Poor’s Rating Services or Moody’s Investor

Services Limited are not available, a comparable rating from an internationally recognised credit rating agency; and (ii) whose principal registered office is located in an OECD country provided that such Acceptable Transferee is not incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

“Acquisition” means the acquisition by the Company of at least a majority of the Target Shares pursuant to the Offer and any open market or block acquisition following the first Offer Settlement Date.

“Acquisition Documents” means the Offer Notification, the Offer Press Release, the Offer Document and all other agreements or irrevocable undertakings (if any) entered into by the Company evidencing a purchase of the Target Shares pursuant to the Acquisition, and any amendments or supplements thereto.

“Additional Facility” means the uncommitted term loan facility that may be granted to the Company pursuant to Clause 2.2 (Additional Facility).

“Additional Facility Commitment” means:

(a)	in relation to any Lender committing itself with respect to the Additional Facility pursuant to the Additional Facility Commitment Notice, the amount that it has agreed to commit under the Additional Facility as specified in the Additional Facility Commitment Notice together with any amount in euro transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase) (if applicable); and

(b)	in relation to any other Lender, the amount in euro of the Additional Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Additional Facility Commitment Notice” has the meaning ascribed to it in Clause 2.2.9 (Additional Facility).

“Additional Facility Lender” means each entity that agrees to provide a commitment in relation to the Additional Facility in accordance with Clause 2.2 (Additional Facility) together with any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in respect of Additional Facility in accordance with Clause 2.3 (Increase) or Clause 22 (Changes to the Lenders).

“Additional Facility Lender Accession Agreement” means an accession agreement substantially in the form set out in Schedule 8 (Additional Facility Lender Accession Agreement).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any other member of the Group from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Law” means each of:

(a)	the Executive Order;

(b)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(c)	the Money Laundering Control Act of 1986, Public Law 99-570;

(d)	the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq, the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq, any Executive Order or regulation promulgated thereunder and administered by OFAC; and

(e)	any similar law enacted in the United States of America subsequent to the Signing Date.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means in relation to Facility A, the period commencing on the Signing Date and ending on the earlier of:

(a)	the date falling one (1) month after the Signing Date if on or before such date, the first Offer Notification Date has not occurred;

(b)	the date the Company notifies the Arranger or announces publicly that it will not be proceeding with the Offer (provided that the Company shall make such notification or announcement promptly upon making any such decision not to proceed with the Offer);

(c)	five (5) Business Days after the Final Settlement Date; and

(d)	the date which is nine (9) Months after the first Offer Notification Date.

“Available Commitment” means, in relation to the Facility, a Lender’s Commitment under the Facility minus:

(a)	the amount of its participation in any outstanding Loans under the Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made under the Facility on or before the proposed Utilisation Date.

“Available Facility” means, in relation to the Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility.

“Bank Levy” means:

(a)	the UK bank levy as set out in the Finance Act 2011 (as amended);

(b)	the French taxe bancaire de risque systémique as set out in Article 235 ter ZE of the French Tax Code and the French taxe pour le financement du fonds de soutien aux collectivités territoriales as set out in Article 235 ter ZE bis of the French tax code;

(c)	the German bank levy as set out in the German Restructuring Fund Act 2010 (as amended);

(d)	the Netherlands bank levy act as set out in the bank levy act (Wet Bankenbelasting) as approved by the Dutch parliament on 10 July 2012 (as amended); and

(e)	any tax of a similar nature imposed in any jurisdiction by reference to the assets or liabilities of a financial institution or other entity carrying out financial transactions,

in each case of (a), (b), (c), (d) and (e), in the form existing on the Signing Date.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Brussels, Paris and London and, in relation to any date for payment or purchase of euro), any TARGET Day.

“Certain Funds Period” means the period commencing on the Signing Date and ending on the last day of the Availability Period.

“Certain Funds Utilisation” means a Utilisation made or to be made under the Facility during the Certain Funds Period where such Utilisation is to be made solely for the purpose set out in Clause 3.1.1 (Purpose) and/or Clause 3.1.3 (Purpose).

“Clean-Up Date” means the date falling ninety (90) days after the first Utilisation.

“Closing Date” means the date of the first Utilisation to fund the Acquisition.

“Code” means the U.S. Internal Revenue Code of 1986 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“Commitment” means a Facility A Commitment or an Additional Facility Commitment.

“Confidential Information” means all information of any nature relating to the Company, the Group, the Acquisition, the Target Group, the Transaction Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or the Target Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or the Target Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 30 (Confidentiality); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group, the Target Group or any of its advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group or the Target Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality, and

(ii)	any Funding Rate or Reference Bank Quotation.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Facility Agent.

“Consolidated Net Worth” means at any time the figure given in the then most recent annual audited consolidated accounts of the Company for “capitaux propres” or in the event of a change in accounting presentation or practices, which would have been given if the that change had not taken place.

“Consolidated Subsidiary” means any company which is consolidated by way of “intégration globale” in the audited consolidated financial statements of the Company from time to time.

“CRD IV” means:

(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(b)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period or the giving of notice or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Loan available or has notified the Facility Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated or otherwise has terminated (other than in accordance with this Agreement) a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above, its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

payment is made within three (3) Business Days of its due date.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the relevant transaction(s) contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Eligible Institution” means any Lender or other bank, financial institution, trust, fund or other entity selected by the Company.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 11.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Executive Order” means Executive Order No. 13224 of September 23, 2001—Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism.

“Extended Facility A Termination Date” means the date falling twelve (12) Months after the Closing Date.

“Facility” means Facility A.

“Facility A” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility), as may be increased by an Additional Facility establishing additional Facility A Commitments in accordance with Clause 2.2 (Additional Facility).

“Facility A Commitment” means:

(a)	in relation to the Original Facility A Lender, the amount set opposite its name in Schedule 1 (The Original Lender) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed in accordance with Clause 2.3 (Increase);

(b)	in relation to any other Lender, the amount of any Facility A Commitment transferred to it under this Agreement or assumed in accordance with Clause 2.3 (Increase); and

(c)	in relation to each Additional Facility Lender, its Additional Facility Commitments which constitutes Facility A Commitments in accordance with Clause 2.2 (Additional Facility),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that advance.

“Facility Office” means the office notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the U.S. and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the U.S.), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the U.S.), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means:

(a)	any letter or letters dated on or about the date of this Agreement or the Signing Date between the Arranger and the Company (or the Facility Agent and the Company) setting out, inter alia, any of the fees referred to in Clause 12 (Fees); or

(b)	any agreement setting out fees payable to a Finance Party referred to in Clause 2.3.6 (Increase) or under any other Finance Document.

“Final Settlement Date” means the date on which (i) the “squeeze-out” referred to in paragraph (c) of the definition of “Offer”; and (ii) any other related Offer referred to in paragraph (d) of the definition of “Offer”, have been completed and all cash consideration payable by the Company in relation thereto has been fully paid.

“Finance Document” means this Agreement, any Fee Letter, any Utilisation Request, any TEG Letter and any other document designated as such by the Facility Agent and the Company.

“Finance Party” means any of the Facility Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis) (and when calculating the value of such indebtedness, only the extent of such recourse will be taken into account);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing and required by GAAP to be treated as borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“FSMA” means the Belgian Financial Services and Markets Authority.

“Funding Rate” means any individual rate notified by a Lender to the Facility Agent pursuant to paragraph (b) of Clause 11.4.1 (Cost of funds).

“GAAP” means IFRS.

“Group” means the Company and its Subsidiaries for the time being.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements as amended, restated or replaced from time to time.

“Impaired Agent” means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Facility Agent otherwise rescinds or repudiates or otherwise terminates (other than in accordance with this Agreement) a Finance Document;

(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent;

unless, in the case of paragraph (a) above:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(b)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 9 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to it in Clause 2.3 (Increase).

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due or, for the purposes of French law, is in a state of cessation des paiements;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding up or liquidation by it or such regulator, supervisor or similar official including any reorganisation or liquidation proceedings provided by Title III and Title IV of Book VI of the French Code de Commerce (as applicable, with the derogatory regime provided by Articles L.613-26 et seq. of the French Monetary and Financial Code for credit institutions) or any resolution measures provided by Title 1 (Chapter III, section 4) of Book VI of the French Code monétaire et financier where those measures affect creditors’ rights and/or the ability to continue to carry out its agency functions or its lending activity;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter; or

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“IRS” means the U.S. Internal Revenue Service.

“Legal Reservations” means:

(a)	the general principles, reservations or qualifications specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation);

(b)	the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors and similar principles or limitations under laws of any applicable jurisdiction;

(c)	the time barring of claims, defences of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction; and

(d)	similar principles, rights and defences under the laws of any relevant jurisdiction to the extent that they are relevant and applicable.

“Lender” means:

(a)	the Original Facility A Lender; and

(b)	any bank or financial institution which has become a Party in accordance with Clause 2.2 (Additional Facility), Clause 2.3 (Increase) or Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Loan” means a Facility A Loan.

“L’Oréal” means L’Oréal SA, a French société anonyme whose registered office is at 14, rue Royale, 75008 Paris, registered under identification number 632 012 100 RCS Paris.

“LMA” means the Loan Market Association.

“Major Default” means a Default (in each case in relation to the Company and excluding for the avoidance of doubt any other member of the Group or obligation to procure performance by another member of the Group) under Clause 21.5 (Insolvency) or Clause 21.6 (Insolvency proceedings).

“Major Representation” means a representation or warranty made by the Company under Clause 18.1 (Status), Clause 18.2 (Binding obligations), Clause 18.3 (Non-conflict with other obligations), Clause 18.4 (Power and authority), Clause 18.5 (Authorisation) and Clause 18.9 (Pari passu ranking), in each case only insofar as it relates to the Company (and excluding, for the avoidance of doubt, any of these representations or warranties to the extent that they relate to another member of the Group).

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

“Margin” means in relation to any Facility A Loan, the percentage per annum set out below in the column opposite the relevant period set out below:

Period	Applicable Margin per annum
From the Signing Date until (and excluding) the date falling six (6) Months after the Signing Date	0.175%
From (and including) the date falling six (6) Months after the Signing Date to (and excluding) the date falling nine (9) Months after the Signing Date	0.25%
From (and including) the date falling nine (9) Months after the Signing Date to (and excluding) the date falling twelve (12) Months after the Signing Date	0.35%
From (and including) the date falling twelve (12) Months after the Signing Date to (and excluding) the date falling fifteen (15) Months after the Signing Date	0.45%
From (and including) the date falling fifteen (15) Months after the Signing Date to (and excluding) the date falling eighteen (18) Months after the Signing Date	0.55%
From (and including) the date falling eighteen (18) Months after the Signing Date to (and excluding) the date falling twenty two (22) Months after the Signing Date	0.65%

“Material Adverse Effect” means a material adverse effect on:

(a)	the business or financial condition of the Group taken as a whole, and

(b)	the ability of the Company to perform its payment obligations under any of the Finance Documents.

“Material Subsidiary” means:

(a)	until the first date of delivery of the Company’s annual audited consolidated financial statements pursuant to Clause 19.1 (Financial statements) succeeding the end of the Availability Period, on (but after the first Utilisation) or after the Closing Date, the Target;

(b)	at any time, any Consolidated Subsidiary of the Company which is named in the list of Subsidiaries set out in Schedule 7 (Material Subsidiaries); and

(c)	at any time following the date of delivery of the Company’s annual audited consolidated financial statements pursuant to Clause 19.1 (Financial statements), any Consolidated Subsidiary of the Company whose net turnover (excluding turnover arising from intra-group transactions) is equal to or greater than 5 percent. (5%) of the consolidated net turnover of the Group or whose net result (as set out in its relevant annual audited financial statements) for any of the last three financial years was equal to or greater than 5 percent. (5%) of the Net Result of the Group for the corresponding financial year, such determination being made by reference to the most recent annual financial statements of that Consolidated Subsidiary, consolidated to the extent required by the laws or accounting standards applicable to that Subsidiary, used for the purpose of the most recent annual audited consolidated financial statements of the Company, as certified on the first and each subsequent date of delivery of the Company’s annual audited consolidated financial statements for the time being of the Company and provided that a joint-venture company which is a Consolidated Subsidiary whose voting rights are held equally or in almost equal proportion by the Company and another entity which is not a member of the Group shall constitute a Material Subsidiary only if it cumulatively exceeds both thresholds set out above in respect of net turnover and net result, provided that for any Consolidated Subsidiary that has become a Subsidiary of the Company during any financial year to which the Company’s annual audited consolidated financial statements delivered pursuant to Clause 19.1 (Financial statements) relate, such Consolidated Subsidiary’s net turnover and net result are calculated (on a pro-forma basis) taking into account such Consolidated Subsidiary’s net turnover and net result prior its becoming a Subsidiary of the Company.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investor Services Limited.

“Net Result” means the résultat net de l’ensemble consolidé as set out in the Company’s most recent audited consolidated Financial Statements.

“Non-Consenting Lender” means any Lender who does not, and continues not to, consent or agree to (x) a request by the Company (or, the Facility Agent, at the request of the Company) that the Lenders give a consent in relation to, or agree to a waiver or amendment of, any provisions of the Finance Documents; (y) such consent, waiver or amendment in question requires the approval of all the Lenders; and (z) Lenders whose Commitments aggregate more than ninety per cent. (90%) of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than ninety per cent. (90%) of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment.

“Non-Cooperative Jurisdiction” means a “non-cooperative state or territory” (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French tax code (Code Général des Impôts), as such list may be amended from time to time.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto).

“Offer” means:

(a)	the voluntary offer pursuant to Chapter II of Royal Decree of 27 April 2007 on public takeover bids for all the Target Shares made or to be made by the Company on the terms and conditions set out in an Offer Announcement, as that offer may from time to time be amended, extended or revised in accordance with this Agreement;

(b)	the reopening of an Offer or any subsequent offer in respect of the Target Shares permitted under Clause 20.7 (Offer undertakings);

(c)	any “squeeze-out” in respect of Target Shares made or to be made by the Company after the first Offer Settlement Date; and

(d)	any related Offer in respect of the Target Shares in any other jurisdiction where the Target Shares are listed.

“Offer Announcement” means the press release to be issued by the FSMA announcing the principal terms and conditions of an Offer.

“Offer Documents” means the offer document containing the terms and conditions of the Offer to be issued to the holders of the Target Shares, including the offer prospectus and the certificate of available funds for the Offer.

“Offer Notification” means the notification made to the FSMA by the Company in accordance with Article 5 of the Royal Decree on Takeover Bids dated 27 April 2007 announcing the intention to make the Offer and the terms and conditions of the Offer.

“Offer Notification Date” means, in relation to an Offer, the date on which the Offer Document relating to that Offer is filed with the FSMA.

“Offer Press Release” means the press announcement to be released by the Company announcing the intention to make the Offer and the terms and conditions of the Offer.

“Offer Settlement Date” means, in relation to the Target Shares tendered to the Offer, the date on which payment of the cash consideration in respect of those Target Shares is made or is to be made in accordance with the relevant Offer Document.

“Original Facility A Termination Date” means the date falling six (6) Months after the Closing Date.

“Original Financial Statements” means in relation to the Company, its audited consolidated financial statements and its unconsolidated financial statements for its financial year ended 31 December 2016.

“Original Lender” means a Lender that is a party to this Agreement as from the Signing Date.

“Overall Commitment” of a Lender means its Facility A Commitment.

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Qualifying Lender” has the meaning given to it in Clause 13 (Tax Gross Up and Indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the relevant Utilisation Request is received one (1) Business Day prior to the relevant Utilisation Date and for the Interest Period commencing on that Utilisation Date) one (1) TARGET Day before the first day of that period; or

(b)	(if the relevant Utilisation Request is received more than one (1) Business Day prior to the relevant Utilisation Date and for the Interest Period commencing on that Utilisation Date) two (2) TARGET Days before the first day of that period; and

(c)	(for an Interest Period for a Loan which commences on the last day of an Interest Period for that Loan) two (2) TARGET Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than 1 (one) day, the Quotation Day will be the last of those days).

“Reference Bank Quotation” means any quotation supplied to the Facility Agent by a Reference Bank.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks in relation to EURIBOR:

(i)	(other than where paragraph (ii) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(ii)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator, and if, in either case, that rate is less than zero, the Reference Bank Rate shall be deemed to be zero.

“Reference Banks” means such banks as may be appointed by the Facility Agent with the consent of the Company (such consent not to be unreasonably withheld) and in each case, with the consent of the relevant entity.

“Relevant Interbank Market” means the European interbank market.

“Repeating Representations” means each of the representations set out in Clause 18.1 (Status), Clause 18.2 (Binding obligations), Clauses 18.3.1 and 18.3.2 (Non-conflict with other obligations), Clause 18.4 (Power and authority), Clause 18.5 (Authorisation), Clause 18.6 (Governing law and enforcement), Clause 18.7.1 (No Default), Clause 18.9 (Pari passu ranking), Clause 18.11.2 (Anti-Terrorism Laws) and Clause 18.12 (Anti-bribery, anti-corruption and anti-money laundering).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Restricted Group” means the Company and each of the Material Subsidiaries.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions (at the time of this Agreement, inter alios, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time: (a) any person listed in any Sanctions-related list of designated persons maintained by OFAC, the U.S. Department of State, by the United Nations Security Council, the European Union, any E.U. member state or Her Majesty’s Treasury of the United Kingdom; (b) any person operating, organised or resident in a Sanctioned Country; or (c) any person owned or controlled by any such person.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, in each case which are self-executing, legal, valid, binding and enforceable at the relevant time.

“Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part 2 of Schedule 3 (Requests) given in accordance with Clause 10 (Interest Periods) in relation to the Facility.

“Settlement Utilisation” means a Utilisation to be applied to the financing of the acquisition of the Target Shares.

“Signing Date” means the date of this Agreement.

“Specified Time” means a time determined in accordance with Schedule 6 (Timetables).

“Standard & Poor’s” means Standard & Poor’s, a division of the McGraw-Hill Companies, Inc, or any successor thereof.

“Subsidiary” means, in relation to any company, another company which is controlled by it within the meaning of article L.233-3 subsection 1° of the French Code de Commerce.

“Target” means ABLYNX NV, a Belgian naamloze vennootschap/société anonyme with registered office at Technologiepark 21, 9052 Ghent/Zwijnaarde, Belgium.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Target Group” means the Target and its Subsidiaries.

“Target Shares” means all the issued and outstanding share capital of the Target including:

(a)	any such shares issued or allotted while an Offer remains open for acceptance;

(b)	any options and warrants in relation to such shares; and

(c)	any convertible bonds.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure by the relevant person to pay or any delay by the relevant person in paying any of the same).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“TEG Letter” means the letter or letters referred to in Clause 9.5 (Effective Global Rate (Taux Effectif Global)).

“Termination Date” means in relation to Facility A, the Original Facility A Termination Date or, if the Company has requested an extension of Facility A in accordance with Clause 6 (Extension of Facility A) and each of the requirements set out in Clause 6 (Extension of Facility A) is fulfilled, the Extended Facility A Termination Date.

“Total Additional Facility Commitments” means the aggregate of the Additional Facility Commitments which shall not exceed one billion euros (€1,000,000,000) (including in that calculation any Additional Facility Commitments which have previously been or shall simultaneously be cancelled (whether or not they were ever drawn or otherwise utilised), repaid or prepaid).

“Total Commitments” means the aggregate of the Total Facility A Commitments.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being four billion euros (€4,200,000,000) as at the Signing Date.

“Transaction Documents” means the Acquisition Documents and the Finance Documents.

“Transfer Agreement” means an agreement substantially in the form set out in Schedule 4 (Form of Transfer Agreement) or any other form agreed between the Facility Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Agreement; and

(b)	the date on which the Facility Agent executes the Transfer Agreement.

“Treaty Lender” shall have the meaning set forth in Clause 13.1.1.

“Unpaid Sum” means any sum due and payable but unpaid by the Company under the Finance Documents.

“U.S.” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part 1 of Schedule 3 (Request).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(a)	the “Facility Agent”, the “Arranger”, any “Finance Party”, any “Lender”, or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	“assets” includes present and future properties, revenues and rights of every description;

(c)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Facility Agent or, if not so agreed, is in the form specified by the Facility Agent;

(d)	“corporate reconstruction” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce;

(e)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated, supplemented, extended or restated;

(f)	“gross negligence” means “faute lourde”;

(g)	a “guarantee” includes any “cautionnement”, “aval” and any “garantie” which is independent from the debt to which it relates;

(h)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(i)	“merger” includes any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Code de commerce;

(j)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(k)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not, which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or of any other authority or organisation;

(l)	a “security interest” includes any type of security (sûreté réelle) and transfer by way of security;

(m)	“trustee, fiduciary and fiduciary duty” has in each case the meaning given to such term under any applicable law;

(n)	“wilful misconduct” means “dol”;

(o)	a provision of law is a reference to that provision as amended or re-enacted; and

(p)	unless a contrary indication appears, a time of day is a reference to Paris time.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Currency Symbols and Definitions

“€”, “EUR” or “euro” denotes the single currency of the Participating Member States.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders agree to make available to the Company a term loan facility in an aggregate amount equal to the Total Facility A Commitments.

2.2	Additional Facility

2.2.1	Subject to this Clause 2.2, the Company may at any time during the Availability Period and prior to the first Offer Settlement Date, on one occasion only, give notice (the “Additional Facility Establishment Notice”) to the Facility Agent that it wishes to obtain Additional Facility Commitments (the “Proposed Additional Facility Terms”).

2.2.2	The Additional Facility Establishment Notice shall specify the amount of the Additional Facility Commitments that the Company wishes to obtain (the “Proposed Additional Facility Commitments”) which shall not exceed the Total Additional Facility Commitments.

2.2.3	The terms of the Proposed Additional Facility Commitments shall otherwise be on same terms as those of Facility A unless otherwise agreed by the Facility Agent (acting upon the instructions of the Majority Lenders).

2.2.4	Promptly upon receipt by the Facility Agent of the duly completed Additional Facility Establishment Notice, the Facility Agent shall deliver the same to all the Lenders and each existing Lender shall have the right (but not the obligation) to participate in such amount as it determines (in its discretion) in the proposed Additional Facility by delivering to the Facility Agent and to the Company an irrevocable (subject only to the other conditions set out in this Clause 2.2) commitment notice within three (3) Business Days (or such longer period as agreed between the Company and the Facility Agent) from receipt from the Facility Agent of such notice (the “Priority Period”), which shall set out its commitment up to a maximum amount (as set out in its commitment notice) not exceeding the Proposed Additional Facility Commitments.

2.2.5	Any Lender which does not respond to the Additional Facility Establishment Notice by 5:00 p.m. (Paris time) on the expiry date of the Priority Period shall be deemed to have refused to participate in the requested Additional Facility.

2.2.6	Each Lender who has delivered a commitment notice in accordance with Clause 2.2.4 above (an “Increasing Lender”) shall be allocated in priority a portion of the Proposed Additional Facility Commitments up to a maximum amount (not exceeding the amount set out in its commitment notice) equal to the proportion borne by its Commitment to the Total Commitments held by the Increasing Lenders (the “Prorata Share”).

2.2.7	If, following the allocation in accordance with Clause 2.2.6 above, the Proposed Additional Facility Commitments have not been allocated in full and there remains commitments from Increasing Lenders that exceed their Prorata Share, the excess commitments of all such Increasing Lenders will be allocated on the same pro rata principle as under Clause 2.2.6 above (but only between the relevant Increasing Lenders). Such operation will be repeated until the Proposed Additional Facility Commitments have been allocated in full or there are no excess commitments from Increasing Lenders to be allocated.

2.2.8	If the Proposed Additional Facility Commitments have not been committed in full by the existing Lenders, the Company may, within ten (10) Business Days following the expiry of the Priority Period, either withdraw its request or satisfy itself with the partial commitment of the Proposed Additional Facility Commitments and send the notice referred to in Clause 2.2.9 below or offer the uncommitted amounts to one or more Lenders or other institutions (the “Potential Lenders”).

2.2.9	The Company may within ten (10) Business Days from the expiry of the Priority Period, send a notice (the “Additional Facility Commitment Notice”) to the Facility Agent, which the Facility Agent will notify to all Lenders, setting out the terms and conditions of Additional Facility as committed and specifying:

(a)	the aggregate amount of the commitments (not exceeding the Proposed Additional Facility Commitments so committed) by the relevant Additional Facility Lenders (such commitments being referred to as the “Additional Facility Commitments”);

(b)	any upfront fees payable by the Company in connection with the Additional Facility Commitments, however so characterised, which amount shall not be restricted;

(c)	the Additional Facility Commitment (for the avoidance of doubt reflecting the allocation principles described above), the identity and notice details of each Additional Facility Lender.

2.2.10	If the Company fails to send the Additional Facility Commitment Notice in accordance with this Clause, it shall be deemed to have withdrawn its Additional Facility Establishment Notice.

2.2.11	By delivering the commitment notice referred to in Clause 2.2.4 above, each Increasing Lender shall be deemed to have committed a portion of the Additional Facility Commitment in the amount set out in that notice or in any smaller amount as results from the allocation principles set out in this Clause.

2.2.12	Without prejudice to the Company’s right to cancel the Additional Facility Commitment in accordance with Clause 8.4 (Voluntary cancellation), the Additional Facility Commitment Notice once given may not be withdrawn or revoked.

2.2.13	No Lender shall be obliged to agree to participate in any Additional Facility.

2.2.14	The commitment of the Additional Facility will not require the consent of any Lender (other than the consent of each Additional Facility Lender).

2.2.15	The commitment and/or making available of Additional Facility shall be conditional upon:

(a)	the delivery of a duly countersigned letter setting out the effective global rate referred to in Clause 9.5 (Effective Global Rate (Taux Effectif Global)) (which the Facility Agent agrees to provide promptly on demand from the Company); and

(b)	the Repeating Representations are true and accurate on the date of the relevant Additional Facility Commitment Notice.

2.2.16	The Additional Facility will take effect on the date specified by the Company in the Additional Facility Establishment Notice or any later date on which the conditions set out in this Clause 2.2 are satisfied.

2.2.17	The Additional Facility shall be on same terms as those of Facility A unless otherwise agreed by the Facility Agent (acting upon the instructions of the Majority Lenders) and the Company and be otherwise governed by this Agreement.

2.2.18	The Company may pay to the Additional Facility Lenders a flat fee in the amount and at times to be agreed between the Company and the Additional Facility Lenders.

2.2.19	The Company may pay to the Facility Agent a fee in the amount and at times to be agreed between the Company and the Facility Agent.

2.2.20	Any Potential Lender will become an Additional Facility Lender upon:

(a)	delivery to the Facility Agent of a duly completed and executed Additional Facility Accession Agreement;

(b)	the performance by the Facility Agent of all necessary “know your customer” checks under all applicable laws and regulations in relation to the assumption of the Additional Facility Commitment by such Additional Facility Lender.

2.2.21	Clause 22.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis to this Clause 2.2 (Additional Facility) in relation to an Additional Facility Lender, as if references in that Clause to:

(a)	an “Existing Lender” were references to all the Lenders immediately prior to the commitment of the Additional Facility in respect of which that Additional Facility Lender has assumed a Commitment;

(b)	the “New Lender” were references to that Additional Facility Lender; and

(c)	a “re-transfer” was a reference to a transfer.

2.3	Increase

2.3.1	The Company may by giving prior notice to the Facility Agent by no later than the date falling twenty (20) Business Days after the effective date of a cancellation of the Commitments of a Lender in accordance with:

(a)	Clause 8.1 (Illegality);

(b)	Clause 8.5.1 (Right of replacement or repayment and cancellation in relation to a single Lender); or

(c)	Clause 35.4 (Replacement and/prepayment of a Defaulting Lender or a Non-Consenting Lender),

request that the Total Facility A Commitments be increased in an aggregate amount of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(d)	the increased Commitments will be assumed by one or more Eligible Institutions (each an “Increase Lender”) each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(e)	the Company and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another in respect of the relevant increased Commitments as the Company and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of the relevant increased Commitments;

(f)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(g)	the Commitments of the other Lenders shall continue in full force and effect; and

(h)	any increase in the Total Facility A Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the Facility Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.

2.3.2	The Facility Agent shall, subject to paragraph 2.3.3 below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.

2.3.3	The Facility Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.

2.3.4	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

2.3.5	The Company shall, on the date upon which the increase takes effect, pay to the Facility Agent (for its own account) a fee of five thousand euros (€ 5,000) and the Company shall promptly on demand pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.3.

2.3.6	The Company may pay to the Increase Lender for its own account a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this Clause.

2.3.7	Clause 22.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Lender as if references in that Clause to:

(a)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(b)	the “New Lender” were references to that “Increase Lender”; and

(c)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.4	Finance Parties’ rights and obligations

2.4.1	The obligations of each Finance Party under the Finance Documents are several (conjointes et non solidaires). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.4.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Company shall be a separate and independent debt.

2.4.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

SECTION 3

PURPOSE

3.	PURPOSE

3.1	Purpose

The Company shall apply all amounts raised by it under the Facility towards:

3.1.1	financing all or part of the consideration in respect of the Target Shares to be acquired by the Company pursuant to the Offer;

3.1.2	financing or refinancing any open market or block (including for the avoidance of doubt off-market) purchase of Target Shares after the first Offer Settlement Date; and/or

3.1.3	payment of fees, costs and expenses incurred in connection with the Acquisition and the financing thereof.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

SECTION 4

CONDITIONS OF UTILISATION

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

4.1.1	The Company may not deliver a Utilisation Request unless the Facility Agent has received on or before the Signing Date all of the documents and other evidence listed in Part 1 (Conditions precedent to signing) of Schedule 2 (Conditions precedent) and in form and substance satisfactory to the Facility Agent (acting reasonably). The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.1.2	No Lender has any obligation to participate in the first Utilisation unless the Facility Agent has received on or before the first Utilisation Date all of the documents and other evidence listed in Part 2 (Conditions precedent to the first Utilisation) of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Facility Agent. The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.1.3	No Lender has any obligation to participate in any further Loan to be advanced for the purpose referred to in Clause 3.1.1 (Purpose) unless the Facility Agent has received on or before the proposed Utilisation Date all of the documents and other evidence listed in Part 3 (Conditions precedent to a Utilisation on an Offer Settlement Date other than the first Offer Settlement Date) of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Facility Agent. The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.1.4	No Lender has any obligation to participate in respect of a Loan to be advanced for the purpose referred to in 3.1.2 (Purpose) unless the Facility Agent has received on or before the first Utilisation Date all of the documents and other evidence listed in Part 4 (Conditions precedent to Utilisation for the purpose set out in Clause 3.1.2) of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Facility Agent. The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.1.5	Other than to the extent that all the Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in Clauses 4.1.1 to 4.1.4 above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable to any Lender for any damages, costs or losses whatsoever as a result of giving any such notification, unless directly caused by its gross negligence or wilful misconduct.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

4.2.1	no Event of Default is continuing or would result from the proposed Loan; and

4.2.2	the Repeating Representations to be made by the Company are true in all material respects.

4.3	Maximum number of Loans

The Company may not deliver a Utilisation Request if as a result of the proposed Utilisation twelve (12) or more Facility A Loans would be outstanding.

4.4	Utilisations during the Certain Funds Period

4.4.1	Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date no Major Default is continuing or would result from the proposed Utilisation.

4.4.2	During the Certain Funds Period (save in circumstances where, pursuant to Clause 4.4.1 above, a Lender is not obliged to comply with Clause 5.4 (Lenders’ participation) and subject as provided in Clause 8.1 (Illegality)), none of the Finance Parties shall be entitled to:

(a)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(b)	rescind, terminate or cancel this Agreement or the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(c)	refuse to participate in the making of a Certain Funds Utilisation;

(d)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(e)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

SECTION 5

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Company may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time

5.2	Completion of a Utilisation Request

5.2.1	Each Utilisation Request delivered to the Facility Agent pursuant to Clause 5.1 (Delivery of a Utilisation Request) is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(c)	the proposed Interest Period complies with Clause 10 (Interest Periods).

5.2.2	Only one Loan may be requested in each Utilisation Request delivered to the Facility Agent pursuant to Clause 5.1 (Delivery of a Utilisation Request).

5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request delivered to the Facility Agent pursuant to Clause 5.1 (Delivery of a Utilisation Request) must be euros.

5.3.2	The amount of the proposed Loan must be in relation to Facility A, a minimum of twenty-five million euros (EUR 25,000,000) or, if less, the Available Facility for Facility A.

5.4	Lenders’ participation

5.4.1	Subject to the other terms of this Agreement including Clause 7 (Repayment), each Lender shall, on the relevant Utilisation Date, make its participation in each Loan through its Facility Office and in the case of a Settlement Utilisation:

(a)	make available such participation through the Facility Agent; and

(b)	shall provide to the Facility Agent a copy of a SWIFT confirmation message evidencing that it has so made available its participation on or before 3:00 p.m. (Paris time) one (1) Business Day before the Utilisation Date.

5.4.2	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.4.3	The Facility Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.4.4	In the case of a Settlement Utilisation, promptly after receipt of the SWIFT confirmations from the Lenders pursuant to paragraph (b) of Clause 5.4.1, the Facility Agent shall provide a copy of such SWIFT confirmations to the Company.

SECTION 6

FACILITY A TERMINATION DATE EXTENSION

6.	EXTENSION OF FACILITY A

6.1	Extension Request

Pursuant to article 1213 of the French Code civil, the Company may request from the Lenders an extension of Facility A for a period of six (6) Months by giving notice (the “Facility A Extension Request”) to the Facility Agent not earlier than thirty (30) Business Days and no later than five (5) Business Days before the Original Facility A Termination Date. Such notice shall be made in writing and be unconditional and binding on the Company.

6.2	Notification of Extension Request

Upon receipt of such Facility A Extension Request from the Company requesting the extension of the Original Facility A Termination Date the Facility Agent will promptly notify the Lenders thereof.

6.3	Extension of Facility A

If:

6.3.1	the Company has provided an Extension Request in accordance with Clause 6.1 (Extension Request);

6.3.2	the Facility Agent has received the extension fee payable pursuant to Clause 12.4 (Extension fee) no later than three (3) Business Days before the Original Facility A Termination Date;

6.3.3	all the Major Representations are true in all material respect; and

6.3.4	no Default is continuing or would result therefrom,

the Original Facility A Termination Date shall be extended to the Extended Facility A Termination Date with effect from the Original Facility A Termination Date and with binding effect for all Parties.

6.4	Restrictions

The Company may only deliver one (1) Facility A Extension Request.

SECTION 7

REPAYMENT

7.	REPAYMENT OF FACILITY A LOANS

The Company shall repay the aggregate Facility A Loans in full on the Termination Date.

SECTION 8

PREPAYMENT AND CANCELLATION

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

8.1.1	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

8.1.2	upon the Facility Agent notifying the Company, each Commitment of that Lender will be immediately cancelled; and

8.1.3	to the extent that the Lender’s participation has not been transferred pursuant to Clause 8.5.4 (Right of replacement or repayment and cancellation in relation to a single Lender), the Company shall repay that Lender’s participation in the Loans made to the Company on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of control

8.2.1	If any person (other than L’Oréal) or group of persons acting in concert (other than a concert in which L’Oréal has a majority stake) acquires more than fifty percent. (50%) of the voting rights of the Company (whether or not such event occurs during the Certain Funds Period):

(a)	the Company shall promptly notify the Facility Agent upon becoming aware of that event and shall consult with the Lenders for a sixty (60) day period commencing on the date of the notification as to the maintenance of their respective Commitments outstanding following the occurrence of that event;

(b)	at the end of such sixty (60) day period, each Lender, by not less than fifteen (15) days’ notice to the Company (such notice (if any) to be sent no later than fifteen (15) days of the end of such sixty (60) day period or, if such date falls within the Certain Funds Period, within fifteen (15) days of the end of the Certain Funds Period), may cancel its participation in the Facility and declare all its Commitments and outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents, immediately due and payable to it, whereupon the Commitments of such Lenders in the Facility will be cancelled and all such outstanding Loans and amounts will become immediately due and payable.

8.2.2	For the purpose of Clause 8.2.1 above “control” has the meaning given in article L.233-3 of the French Code de commerce

8.2.3	For the purpose of Clause 8.2.1 above “acting in concert” has the meaning given in article L.233-10 of the French Code de commerce.

8.3	Debt Capital Market, Equity Capital Market Issues

8.3.1	For the purpose of this Clause 8.3:

“Eligible Issue” means:

(a)	any listed or public issuance by the Company of bonds after the Signing Date;

(b)	any listed or public convertible bonds issued by the Company after the Signing Date; or

(d)	any other debt and/or hybrid debt/equity capital market issues (excluding for the avoidance of doubt any pure equity issuance) carried out by the Company after the Signing Date,

but excluding any issue by the Company to another Subsidiary of the Company, any drawings by the Company under commercial paper programmes (US and European), any issuance by the Company of billets de trésorerie or similar short term instruments or stock under existing warrants or stock options or pursuant to employee incentive schemes and/or employee share purchase schemes.

“Net Capital Market Issue Proceeds” means the aggregated proceeds of any Eligible Issue, after deduction of:

(a)	the amount of any Tax (including, for the avoidance of doubt, VAT) incurred and/or required to be paid by the Company in connection with the relevant Eligible Issue; and

(b)	all other reasonable costs and expenses incurred by the Company in connection with that Eligible Issue.

8.3.2	The Company shall apply 100% of Net Capital Market Issue Proceeds towards cancellation of the Available Commitments and prepayment of the Loan.

8.3.3	Net Capital Market Issue Proceeds shall be applied in prepayment on the last day of the first Interest Period ending at least three (3) Business Days after the date of such receipt, unless an Event of Default has been declared by the Facility Agent pursuant to and in accordance with clause 21.9 (Acceleration) and is continuing, in which case they shall be so applied immediately upon receipt.

8.3.4	Any prepayment made pursuant to this Clause 8.3.4 shall be applied as follows:

(a)	first, in cancellation of Available Commitments; and

(b)	secondly, in prepayment of the Facility.

8.4	Voluntary cancellation

The Company may, if it gives the Facility Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of twenty-five million euros (€25,000,000) of any Available Facility. Any cancellation under this Clause shall reduce the Commitments of the Lenders rateably under the Facility.

8.5	Voluntary Prepayment

The Company to which a Loan has been made may, if it gives the Facility Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of twenty-five million euros (€25,000,000).

8.6	Right of replacement or repayment and cancellation in relation to a single Lender

8.6.1	If:

(a)	any sum payable to any Lender by the Company is required to be increased under Clause 13.2.3 (Tax gross-up) or under an equivalent provision of any Finance Document;

(b)	any Lender claims indemnification from the Company under Clause 13.3 (Tax indemnity), Clause 14.1 (Increased costs) or Clause 14.3 (Exceptions); or

(c)	any amount payable to any Lender by the Company under a Finance Document is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for the Company by reason of that amount being (i) paid or accrued to a Lender incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction, the Company may, whilst the circumstance giving rise to the requirement for that increase, indemnification or non-deductibility for French tax purposes continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and/or its intention to procure the repayment of that Lender’s participation in the relevant Loans or give the Facility Agent notice of its intention to replace that Lender in accordance with Clause 8.5.4 below.

8.6.2	On receipt of a notice referred to in Clause 8.5.1 above, the Commitment of that Lender shall immediately be reduced to zero.

8.6.3	On the last day of each Interest Period which ends after the Company has given notice under Clause 8.5.1 above (or, if earlier, the date specified by the Company in that notice), the Company shall repay that Lender’s participation in the relevant Loans.

8.6.4	If:

(a)	any of the circumstances set out in Clause 8.5.1 above apply to a Lender; or

(b)	the Company becomes obliged to pay any amount in accordance with Clause 8.1 (Illegality) to any Lender,

the Company may, on five (5) Business Days’ prior notice to the Facility Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with 22 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Facility Agent has not given a notification under Clause 22.8 (Pro rata interest settlement), Break Costs and other amounts payable in relation thereto under the Finance Documents.

8.6.5	The replacement of a Lender pursuant to Clause 8.5.4 above shall be subject to the following conditions:

(a)	the Company shall have no right to replace the Facility Agent;

(b)	neither the Facility Agent nor any Lender shall have any obligation to find a replacement Lender;

(c)	in no event shall the Lender replaced under Clause 8.5.4 above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(d)	the Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 8.5.4 above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer, and the Facility Agent shall only be obliged to execute any document in respect thereof once it is satisfied that it has complied with its own “know your customer” checks.

8.6.6	A Lender shall perform the checks described in paragraph (d) of Clause 8.5.5 above as soon as reasonably practicable following delivery of a notice referred to in Clause 8.5.4 above and shall notify the Facility Agent and the Company when it is satisfied that it has complied with those checks.

8.7	Mandatory prepayment and cancellation in relation to a single Lender

If it becomes unlawful for the Company to perform any of its obligations to any Lender under Clause 13.2.3 (Tax gross-up) or under an equivalent provision of any Finance Document:

8.7.1	the Company shall promptly notify the Facility Agent upon becoming aware of that event;

8.7.2	upon the Facility Agent notifying that Lender, its Commitment(s) will be immediately cancelled; and

8.7.3	the Company shall repay that Lender’s participation in the Loans made to the Company on the last day of each Interest Period which ends after the Company has given notice under Clause 8.6.1 above or, if earlier, the date specified by that Lender in a notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.8	Right of cancellation in relation to a Defaulting Lender

8.8.1	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent five (5) Business Days’ notice of cancellation of each Available Commitment of that Lender.

8.8.2	On the notice referred to in Clause 8.7.1 above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

8.8.3	The Facility Agent shall as soon as practicable after receipt of a notice referred to in Clause 8.7.1 above, notify all the Lenders.

8.8.4	For the avoidance of doubt, other than by exercising rights and remedies pursuant to this Agreement or in law, each of the Lenders undertakes not to engage in any of the actions contemplated in paragraph (b) of the definition of “Defaulting Lender”.

8.9	Restrictions

8.9.1	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

8.9.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

8.9.3	No part of the Facility which is prepaid or repaid may be reborrowed.

8.9.4	The Company shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

8.9.5	Subject to Clause 2.3 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8.9.6	If the Facility Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

8.9.7	If all or part of any Lender’s participation in a Loan under the Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender’s Commitment in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment.

8.10	Application of prepayments

Any prepayment of a Loan pursuant to Clause 8.4 (Voluntary Prepayment) shall be applied pro rata to each Lender’s participation in that Loan.

8.11	Mandatory cancellation

All Available Commitments under the Facility shall automatically be cancelled at the end of the Availability Period.

SECTION 9

INTEREST

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

9.1.1	Margin; and

9.1.2	EURIBOR.

9.2	Payment of interest

The Company shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six (6) Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3	Default interest

9.3.1	If the Company fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue to the fullest extent permitted by law on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 9.3.2 below, is one per cent. (1%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Company on demand by the Facility Agent.

9.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. (1%) higher than the rate which would have applied if the overdue amount had not become due.

9.3.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of article 1343-2 of the French Code civil, such interest is due for a period of at least one year, but will remain immediately due and payable.

9.4	Notification of rates of interest

9.4.1	The Facility Agent shall promptly notify the Lenders and the Company of the determination of a rate of interest under this Agreement.

9.4.2	The Facility Agent shall promptly notify the Company of each Funding Rate relating to a Loan.

9.5	Effective Global Rate (Taux Effectif Global)

For the purposes of articles L.314-1 to L.314-5 and R.314-1 et seq. of the French Code de la consommation and article L.313-4 of the French Code monétaire et financier, the Parties acknowledge that (i) the effective global rate (taux effectif global) calculated on the date of this Agreement, based on assumptions as to the period rate (taux de période) and the period term (durée de période) and on the assumption that the interest rate and all other fees, costs or expenses payable under this Agreement will be maintained at their original level throughout the term of this Agreement, is set out in a letter from the Facility Agent to the Company and (ii) that letter forms part of this Agreement. The Company acknowledges receipt of that letter.

SECTION 10

INTEREST PERIODS

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

10.1.1	The Company may select an Interest Period for a Loan in the Utilisation Request or (if that Loan has already been borrowed) in a Selection Notice.

10.1.2	Each Selection Notice is irrevocable and must be delivered to the Facility Agent by the Company not later than the Specified Time.

10.1.3	If the Company fails to deliver a Selection Notice to the Facility Agent in accordance with Clause 10.1.1 above, the relevant Interest Period will, be three (3) Months.

10.1.4	Subject to this Clause 10, the Company may select an Interest Period for a Facility A Loan of one (1) or three (3) Months provided that the Company may not select an Interest Period for a Facility A Loan of one (1) Month more than three (3) times.

10.1.5	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to the Facility.

10.1.6	Each Interest Period for a Loan shall start on the Utilisation Date of that Loan or (if already made) on the last day of its preceding Interest Period.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

SECTION 11

CHANGES TO THE CALCULATION OF INTEREST

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Unavailability of Screen Rate

11.1.1	Interpolated Screen Rate: If no EURIBOR Screen Rate is available for the Interest Period of a Loan, the applicable EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

11.1.2	Reference Bank Rate: If no Screen Rate is available for EURIBOR for:

(a)	the currency of a Loan; or

(b)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable EURIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

11.2	Calculation of Reference Bank Rate

11.2.1	Subject to paragraph (b) below, if EURIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

11.2.2	If at or about noon on the Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period and Clause 11.4 (Cost of funds) shall apply.

11.3	Market disruption

11.3.1	If, before close of business in Paris on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed thirty five (35) per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of EURIBOR (a “Market Disruption Event”), then Clause 11.4 (Cost of funds) shall apply.

11.3.2	The Facility Agent must promptly notify the Company and the Lenders of a market disruption event and Clause 11.4 (Cost of funds) shall apply.

11.4	Cost of funds

11.4.1	If this Clause applies, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin;

(b)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

11.4.2	If this Clause 11.4 applies and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

11.4.3	Any alternative basis agreed pursuant to Clause 11.4.2 above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4.4	If this Clause 11.4 applies pursuant to Clause 11.3 (Market disruption) and:

(a)	a Lender’s Funding Rate is less than EURIBOR; or

(b)	a Lender does not supply a quotation by the time specified in paragraph (b) of Clause 11.4.1 (Cost of funds) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of Clause 11.4.1 above, to be EURIBOR.

11.5	Alternative basis of interest or funding

11.5.1	If a Market Disruption Event occurs and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan.

11.5.2	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

11.5.3	For the avoidance of doubt, if no substitute basis for determining the rate of interest and/or funding for the affected Loan can be agreed upon between the Facility Agent and the Company within the aforementioned thirty (30) day period, Clause 11.4 (Cost of funds) will continue to apply.

11.6	Break Costs

11.6.1	The Company shall, within two (2) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Company on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

11.6.2	Each Lender shall, together with its demand, provide a certificate confirming the amount and basis of calculation of its Break Costs for any Interest Period in which they accrue.

SECTION 12

FEES

12.	FEES

12.1	Ticking fee

12.1.1	The Company shall pay to the Facility Agent (for the account of each Lender) a ticking fee on that Lender’s Available Commitment computed on a prorata temporis basis at a rate equal to:

(a)	for the period from the date falling one (1) months after the Signing Date until the date falling two (2) months after the Signing Date, 10% of the applicable Margin and payable on the latter date and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective;

(b)	for the period from the date falling two (2) months after the Signing Date until the date falling three (3) months after the Signing Date, 20% of the applicable Margin and payable on the latter date and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective; and

(c)	for the period from the date falling three (3) months after the Signing Date until the end of the Availability Period, 30% of the applicable Margin and payable in arrears at the end of each calendar month and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective, in each case commencing to accrue on the Signing Date.

12.1.2	No ticking fee is payable to the Facility Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.2	Upfront Fee

12.2.1	The Company shall pay to the Facility Agent (for the account of the Lenders) an upfront fee in the amount and at the times agreed in a Fee Letter.

12.2.2	In the event all (and not part only) of the rights or obligations of a Defaulting Lender under this Agreement are transferred to a Replacement Lender pursuant to paragraph (a) of Clause 35.4.1 (Replacement and/prepayment of a Defaulting Lender or a Non-Consenting Lender) and such Defaulting Lender was a Lender as at the Signing Date or is an Increase Lender, then, provided that no amounts are due and payable by the Company to the Defaulting Lender under any Finance Document, that Defaulting Lender shall pay to the Company an amount (a “Default Payment”) calculated as follows:

(A)(B)

C

where:

A	is the portion of the fee received by Lender pursuant to Clause 12.2 (Upfront Fee) or Clause 2.3.6 (Increase), as the case may be;

B	is the number of days from the date on which either of the events set forth in paragraphs (a) and 35.4.1(c) of Clause 35.4.1 (Replacement and/prepayment of a Defaulting Lender or a Non-Consenting Lender) occur to and including the Termination Date;

C	is the number of days from (a) the Signing Date to and including the Termination Date, in the event Clause 12.2 (Upfront Fee) applies in A above, or (b) the date on which the increase takes effect with respect to the Increase Lender pursuant to Clause 2.3 (Increase) to and including the Termination Date, in the event Clause 2.3.6 (Increase) applies in A above, as the case may be, provided that the Default Payment shall be reduced by the amount of any deduction or withholding required by law and subject to any set off or counterclaim.

12.3	Agency fee

The Company shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Extension fee

If the Company requests an extension of the Original Facility A Termination Date in accordance with Clause 6 (Extension of Facility A), the Company shall pay to the Facility Agent (for the account of the Lenders prorated to their participations in the extended Facility A Loans), no later than three (3) Business Days before the Original

Facility A Termination Date, an extension fee, in euros equal to zero point zero five per cent. (0.05%) flat of the aggregate amount of the Facility A Loans which, upon such extension taking effect, would be repayable on the Extended Facility A Termination Date.

SECTION 13

TAX GROSS UP AND INDEMNITIES

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

13.1.1	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which:

(a)	fulfils the conditions imposed by French law in order for a payment of interest not to be subject to (or as the case may be, to be exempt from) any Tax Deduction; or

(b)	is a Treaty Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means the increase in a payment made by the Company to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means a Lender which

(a)	is treated as resident of a Treaty State for the purposes of the Treaty;

(b)	does not carry on business in France through a permanent establishment with which that Lender’s participation in the Loan is effectively connected;

(c)	is acting from a Facility Office situated in its jurisdiction of incorporation; and

(d)	fulfils any other conditions which must be fulfilled under the Treaty by residents of the Treaty State for such residents to obtain exemption from Tax imposed on the payment of interest by France, subject to the completion of any necessary procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement with France (the “Treaty”), which makes provision for full exemption from Tax imposed by France on payment of interest.

13.1.2	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

13.2.1	The Company shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

13.2.2	The Company shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Company.

13.2.3	If a Tax Deduction is required by law to be made by the Company, the amount of the payment due from it shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

13.2.4	A payment shall not be required to be increased under Clause 13.2.3 above by reason of a Tax Deduction on account of Tax imposed by France if on the date on which the payment falls due:

(a)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or published concession of any relevant taxing authority; or

(b)	the relevant Lender is a Treaty Lender and the Company making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (a) of Clause 13.2.7 below, provided that the exclusion for changes after the date a Lender became a Lender under this Agreement in paragraph (a) of Clause 13.2.4 above shall not apply in respect of any Tax Deduction on account of Tax imposed by France on a payment made to a Lender by the Company if such Tax Deduction is imposed solely because this payment is made to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction.

13.2.5	If the Company is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

13.2.6	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company making the Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.2.7	A Treaty Lender and the Company which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the Company to obtain authorisation to make that payment:

(a)	without a Tax Deduction if an exemption from withholding tax is possible under the applicable Tax laws and regulations, including any applicable Tax Treaty; or if no such exemption is possible,

(b)	with a reduced rate of Tax Deduction.

13.3	Tax indemnity

13.3.1	The Company shall (within three (3) Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

13.3.2	Clause 13.3.1 above shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up);

(ii)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 13.2.4 (Tax gross-up) applied; or

(iii)	is attributable to any Bank Levy; or

(iv)	relates to a FATCA Deduction required to be made by a Party.

13.3.3	A Protected Party making, or intending to make a claim under Clause 13.2.1 above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Company.

13.3.4	A Protected Party shall, on receiving a payment from the Company under this Clause 13.3, notify the Facility Agent.

13.3.5	Clause 13.3.1 does not apply to the extent that any tax is attributable to any day more than six (6) months before the first date on which the relevant Finance Party became aware of the relevant Tax and the cost, loss or liability that it would suffer therefrom.

13.4	Tax Credit

If the Company makes a Tax Payment and the relevant Finance Party determines that:

13.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

13.4.2	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Company which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Company.

13.5	Lender Status Confirmation

13.5.1	The Original Facility A Lender confirms for the benefit of the Facility Agent and the Company that, as of the Signing Date, (i) it is a Qualifying Lender (other than a Treaty Lender) or a Treaty Lender and (ii) it is not incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

13.5.2	Each Lender which becomes a Party to this Agreement after the Signing Date shall indicate, in the Transfer Agreement, Increase Confirmation or Additional Facility Lender Accession Agreement which it executes on becoming a Party, and for the benefit of the Facility Agent and the Company, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

13.5.3	Such Lender shall also specify, in the Transfer Agreement, Increase Confirmation or Additional Facility Accession Agreement which it executes upon becoming a Party to this Agreement, whether it is incorporated, domiciled, established, or acting through a Facility Office situated in a Non-Cooperative Jurisdiction. For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this Clause 13.5.

13.5.4	If a New Lender fails to indicate its status in accordance with this Clause 13.5 then such New Lender shall be treated for the purposes of this Agreement (including by the Company) as if it is not a Qualifying Lender until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Agreement, Increase Confirmation or Additional Facility Lender Accession Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 13.5.

13.6	Stamp taxes

The Company shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.7	Value added tax

13.7.1	All amounts set out, or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Clause 13.7.2 below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

13.7.2	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration),

(a)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(b)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

13.7.3	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

13.7.4	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

13.8	FATCA information

13.8.1	Subject to paragraph 13.8.3 below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party;

(b)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(c)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

13.8.2	If a Party confirms to another Party pursuant to paragraph (a) of Clause 13.8.1 above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

13.8.3	Clause 13.8.1 above shall not oblige any Finance Party to do anything, and paragraph (c)13.8.1(c) of Clause 13.8.1 above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

13.8.4	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs (a) and (b) of Clause 13.8.1 above (including, for the avoidance of doubt, where Clause 13.8.3 above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13.9	FATCA Deduction

13.9.1	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

13.9.2	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Facility Agent and the Facility Agent shall notify the other Finance Parties.

SECTION 14

INCREASED COSTS

14.	INCREASED COSTS

14.1	Increased costs

14.1.1	Subject to Clause 14.3 (Exceptions) the Company shall, within three (3) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the Signing Date.

14.1.2	In this Agreement “Increased Costs” means:

(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

14.2.1	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

14.2.2	Each Finance Party shall, together with its demand, provide a certificate confirming the amount and the basis of its Increased Costs.

14.3	Exceptions

14.3.1	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by the Company;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in Clause 13.3.2 (Tax indemnity) applied);

(d)	attributable to the breach by the relevant Finance Party or its Affiliates of any law or regulation or the negligence of any of them;

(e)	attributable to any day more than six months after the first date on which the relevant Finance Party became aware of the relevant Increased Cost;

(f)	attributable to the implementation or application of or compliance with the International Convergence of Capital Measurement and Capital Standards, a Revised Framework published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Signing Date (Basel II) (whether such implementation, application or compliance is by a government, regulator, a Lender or any of its Affiliates) (the “Basel II Framework”); or

(g)	attributable to the application of or compliance with the Basel III Framework as implemented by CRD IV in the form existing on the Signing Date (but excluding, for the avoidance of doubt, any amendment to, supplementation to, or restatement of the Basel III Framework and/or CRD IV, by any law or regulation, made after the Signing Date).

For the purposes of this paragraph (g), “Basel III Framework” means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in (i) Basel III: A global regulatory framework for more resilient banks and banking systems, (ii) Basel III: International framework for liquidity risk measurement, standards and monitoring and (iii) Guidance for national authorities operating the countercyclical capital buffer published by the Basel Committee on Banking Supervision in December 2010, each as it may be amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text published by the Basel Committee on Banking Supervision in November 2011, as it may be amended, supplemented or restated; and

(iii)	any further guidance or standards in relation to the Basel III Framework or any other law or regulation which implements the Basel III Framework (whether such implementation, application or compliance is by a government, regulator, the Lender or any of its Affiliates) published or to be published by the Basel Committee on Banking Supervision.

14.3.2	A Finance Party intending to make a claim pursuant to Increased Costs incurred as a result of amendment to, supplementation to, or restatement of the Basel II Framework, the Basel III Framework and/or CRD IV, by any law or regulation, made after the Signing Date shall communicate to the Facility Agent such costs at least sixty (60) days before that Finance Party intends to make its claim it being specified that in relation to the Increased Costs incurred before the claim, it should be limited to the Increased Costs incurred during the period of six (6) months immediately preceding the claim. On the Company’s request, the Company and the relevant Finance Party shall then enter into good faith negotiations regarding the mitigation and allocation of those costs provided that:

(a)	such negotiation may not be for a period of more than sixty (60) days; and

(b)	if no agreement is found on the mitigation and allocation of those costs, the Company shall pay the Increased Costs to the Lender within five (5) Business Days of the end of the negotiations.

SECTION 15

OTHER INDEMNITIES

15.	OTHER INDEMNITIES

15.1	Currency indemnity

15.1.1	If any sum due from the Company under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against the Company;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Company shall as an independent obligation within three (3) Business Days of demand, indemnify to the extent permitted by law each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

15.1.2	The Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Company shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

15.2.1	the occurrence of any Event of Default;

15.2.2	a failure by the Company to pay any amount due under a Finance Document on its due date, including, any amount due and payable by the Company under Clause 26.4 (Reversal of redistribution);

15.2.3	funding, or making arrangements to fund, its participation in a Loan requested by the Company in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

15.2.4	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Company.

15.3	Indemnity to the Facility Agent

The Company shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

15.3.1	investigating any event which it reasonably believes is a Default;

15.3.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

15.3.3	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement except that the Company shall indemnify the Facility Agent against costs incurred as a result of the Facility Agent having incurred tax or legal advisors costs, only to the extent that the Company has pre-agreed those costs.

SECTION 16

MITIGATION BY THE LENDERS

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

16.1.1	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax Gross Up and Indemnities) and Clause 14 (Increased Costs) or in any amount payable under a Finance Document by the Company becoming not deductible from an the Company’s taxable income for French tax purposes by reason of that amount being (i) paid or accrued to a Finance Party incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative Jurisdiction, including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

16.1.2	Clause 16.1.1 above does not in any way limit the obligations of the Company under the Finance Documents.

16.2	Limitation of liability

16.2.1	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation) promptly upon receipt of an invoice detailing such costs and expenses.

16.2.2	A Finance Party is not obliged to take any steps under Clause 16.1.1 (Mitigation) above if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

SECTION 17

COSTS AND EXPENSES

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall promptly on demand pay the Facility Agent and the Arranger the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of:

17.1.1	this Agreement and any other Finance Documents; and

17.1.2	any other Finance Documents executed after the Signing Date.

17.2	Amendment costs

If (a) the Company requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.10 (Change of currency), the Company shall, within three (3) Business Days of demand, reimburse the Facility Agent for the amount of all reasonable costs and expenses (including legal fees pre-agreed by the Company) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Company shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 18

REPRESENTATIONS

18.	REPRESENTATIONS

The Company makes the representations and warranties set out in this Clause 18 to each Finance Party on the Signing Date.

18.1	Status

18.1.1	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

18.1.2	It has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document constitute, subject to the Legal Reservations, its legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other obligations

The entry into and performance by it (and any other member of the Group that is party to an Acquisition Document) of, and the consummation of the transactions contemplated by Transaction Documents, (1) with respect to the Finance Documents, do not and will not conflict and (2) with respect to the Acquisition Documents, at the time of such performance or consummation, will not conflict with:

18.3.1	any law or regulation applicable to it (except for, in respect of the Acquisition Documents, any anti-trust laws other than those under European law), to the extent which is reasonably likely to have a Material Adverse Effect;

18.3.2	its constitutional documents; or

18.3.3	any agreement or instrument binding upon it or any of its assets, to the extent which is reasonably likely to have a Material Adverse Effect.

18.4	Power and authority

It (and any other member of the Group that is party to an Acquisition Document) has the power to enter into, perform and deliver, and has taken (or, with respect to any Acquisition Document, will take on or before the time such document is entered into or delivered) all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

18.5	Authorisation

All Authorisations required to enable it (and any other member of the Group that is party to an Acquisition Document) lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party have been (or, with respect to any Acquisition Document, will be at the time such Authorisation is required for it or such other member of the Group that is party to an Acquisition Document so to enter into, exercise its rights and comply with its obligations thereunder) obtained.

18.6	Governing law and enforcement

18.6.1	The choice of French law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

18.6.2	Any judgment obtained in France in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.7	No Default

18.7.1	No Event of Default is continuing or may reasonably be expected to result from the making of any Utilisation.

18.7.2	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which is reasonably likely to have a Material Adverse Effect.

18.8	Financial statements

18.8.1	The Original Financial Statements were prepared in accordance with GAAP consistently applied unless expressly disclosed to the Facility Agent in writing to the contrary before the date of this Agreement.

18.8.2	The Original Financial Statements fairly represent the Group’s financial condition and operations as at the end of and for the relevant financial year.

18.8.3	There has been no change in the business or consolidated financial condition of the Group since the date of the Original Financial Statements (except as disclosed in the Form 20-F relating to the Original Financial Statements and any subsequent Form 6-K of the Company issued prior to the Signing Date) which would materially and adversely affect the ability of the Company to perform its payment obligations under the Finance Documents.

18.9	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.10	No proceedings pending or threatened

Except as disclosed in the Form 20-F or any subsequent Form 6-K of the Company issued prior to the date of the Facility Agreement, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Material Subsidiaries.

18.11	Anti-Terrorism Laws

18.11.1	Assuming that none of the funds lent under this Agreement have been lent in violation of any Anti-Terrorism Law or are the product of or result from a violation of any such laws, to the best of its knowledge, neither it nor any of its Affiliates is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

18.11.2	It and, to the best of its knowledge, each of its Affiliates has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

18.12	Sanctions, anti-corruption and anti-money laundering

18.12.1	The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by it, its Material Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions, and the Company, its Material Subsidiaries and, to the best knowledge and belief of the Company and that of each Material Subsidiary, respectively, their respective directors, officers, employees and agents are in compliance with applicable Sanctions in all material respects, and are not knowingly engaged in any activity that would reasonably be expected to result in the Company being designated as a Sanctioned Person by any authority contemplated by the definition of “Sanctioned Person” other than by the United Nations Security Council; except that:

(a)	this Clause 18.12 shall not apply to or in relation to any activity or behaviour which is not prohibited under the applicable laws, regulations, decisions or orders pursuant to which any contemplated sanctions are in force; and

(b)	the representations and warranties under this Clause 18.12 shall be made (or deemed repeated, if applicable) to any Lender only to the extent that this would not lead to and/or result in a breach of any applicable anti-boycott statute or regulation such as (i) EU Regulation (EC) 2271/96, (ii) Article 7 of the German Foreign Trade Ordinance (Aussenwirtschaftsverordnung) of the Federal Republic of Germany; or (iii) any other similar anti-boycott law or regulation, as amended or supplemented from time to time.

18.12.2

None of the Company, any Material Subsidiary and, to the best knowledge and belief of the Company and that of each Material Subsidiary, respectively, any of their respective directors, officers, employees or agents that will act in any capacity in connection with, or benefit from, the Facility established by this Agreement, is a Sanctioned Person designated as such by any authority contemplated by the definition of “Sanctioned Person” other than by the United Nations Security Council (whether by cross-referring in a legally valid domestic law, regulation or decision to any list established by the United Nations Security Council or directly in any such domestic law, regulation or decision); except that the representations and warranties under this Clause 18.12.2 shall be made (or deemed repeated, if applicable) to any Lender only to the extent that this would not lead to and/or result in a breach of any applicable anti-boycott statute or regulation such as (i) EU Regulation (EC) 2271/96; (ii) Article 7 of the German Foreign Trade Ordinance (Aussenwirtschaftsverordnung) of the Federal Republic of Germany; or (iii) any other similar anti-boycott law or regulation, as amended or supplemented from time to time.

18.12.3	Assuming that none of the funds made available to the Company by the Lenders are the product of a, or are lent by the Lenders in violation of, any Anti-Corruption Laws or applicable Sanctions, no Utilisation, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions; except that:

(a)	this Clause 18.12.3 shall not apply to or in relation to any utilisation, act or behaviour which is not prohibited under the applicable laws, regulations, decisions or orders pursuant to which any contemplated sanctions are in force; and

(b)	the undertakings under this Clause 18.12.3 shall not apply to the extent the contrary would lead to and/or result in a breach of any applicable anti-boycott statute or regulation such as (i) EU Regulation (EC) 2271/96; (ii) Article 7 of the German Foreign Trade Ordinance (Aussenwirtschaftsverordnung) of the Federal Republic of Germany; or (iii) any other similar anti-boycott law or regulation, as amended or supplemented from time to time.

18.12.4	The Company has instituted and maintains policies and procedures designed to prevent bribery and corruption by the Group; the Company has put in place an international training programme aiming at preventing money-laundering by officers, directors or employees of the Group having authority to deal with cash flows of the Group.

18.12.5	Notwithstanding anything to the contrary contained in this Clause 18.12, that no representation or warranty is, or shall be made under this Clause 18.12 in relation to any fact or circumstances which, at the time the representation and warranty under this Clause 18.12 would have been made or deemed repeated but for this exception, shall have been disclosed in the then most recent annual report of the Company filed with the Securities and Exchange Commission of the United States of America by way of Form 20–F as amended or supplemented by the Company by Form 6-K.

18.13	Compliance specific undertaking

18.13.1	Neither the Company nor, to the best of its knowledge, any of its Material Subsidiaries or any of its respective officers, directors or employees, are knowingly engaged in any activity or conduct which would reasonably be expected to result in the Company or any Material Subsidiary respectively not being compliant, in any material respect, with any applicable anti-bribery, anti-corruption or anti-money laundering law or regulation enacted in any jurisdiction; except that this representation and warranty (a) shall not apply in relation to anti-money laundering laws to the extent funds made available under this Agreement are the product of or have been made available by any illegal activity and (b) shall not apply in relation to any fact or circumstances which, at the time the representation and warranty under this Clause 18.12 would have been made or deemed repeated but for this exception, shall have been disclosed in the then most recent annual report of the Company filed with the Securities and Exchange Commission of the United States of America by way of form 20-F as amended or supplemented by the Company by form 6-K.

18.13.1	The representations set out in Clause 18.13.1 above are deemed to be made by the Company by reference to the facts and circumstances then existing on the date of each Utilisation Request.

18.14	Repetition

The Repeating Representations are deemed to be made by the Company by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

SECTION 19

INFORMATION UNDERTAKINGS

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Company shall supply to the Facility Agent in electronic format:

19.1.1	as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years, its audited consolidated and unconsolidated financial statements for that financial year; and

19.1.2	as soon as the same become available, but in any event within ninety (90) days after the end of each half of each of its financial years its consolidated and unconsolidated financial statements for that financial half year.

19.2	Requirements as to financial statements

19.2.1	Each set of financial statements delivered by the Company pursuant to Clause 19.1 (Financial statements) shall be certified by a senior authorised signatory on behalf of the Company as fairly representing its financial condition as at the date as at which those consolidated financial statements were drawn up.

19.2.2	The Company shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Company unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a change in GAAP, the accounting practices or reference periods and delivers to the Facility Agent a description of the change necessary.

Any reference in the Finance Documents to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.2.3	The Company shall provide to the Facility Agent a list of its Material Subsidiaries together with each set of annual financial statements delivered pursuant to Clause 19.1.1 (Financial statements).

19.3	Information: miscellaneous

The Company shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

19.3.1	all documents dispatched by the Company to its creditors generally at the same time as they are dispatched; and

19.3.2	promptly, such further non-confidential information regarding the financial condition, business and operations of any member of the Restricted Group as any Finance Party (through the Facility Agent) may reasonably request.

19.4	Notification of default

19.4.1	The Company shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

19.4.2	Promptly upon a request by the Facility Agent (acting on the instructions of the Majority Lenders) the Company shall supply to the Facility Agent a certificate signed by its chief financial officer or any authorised person on behalf of the Company certifying that to its knowledge no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.5	Use of websites

19.5.1	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by providing this information to the Facility Agent for posting onto an electronic website designated by the Facility Agent (the “Designated Website”) if:

(a)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method; and

(b)	the information posted on the Designated Website is in a format previously agreed between the Company and the Facility Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

19.5.2	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Facility Agent.

19.5.3	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted on the Designated Website. The Company shall comply with any such request within ten (10) Business Days.

19.5.4	The cost of the Designated Website shall be borne by the Company, subject to such cost being agreed by the Company beforehand.

19.6	“Know your customer” checks

19.6.1	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signing Date;

(b)	any change in the status of the Company after the Signing Date; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.6.2	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

SECTION 20

GENERAL UNDERTAKINGS

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

The Company shall promptly:

20.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

20.1.2	supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability in its jurisdiction of incorporation of any Finance Document.

20.2	Compliance with laws

The Company shall (and shall procure that each other member of the Group that is party to an Acquisition Document shall) comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its payment obligations under the Transaction Documents.

20.3	Negative pledge

20.3.1	The Company shall not (and it shall ensure that no other member of the Restricted Group will) create or permit to subsist any Security over any of its assets.

20.3.2	Clause 20.3.1 above does not apply to:

(a)	any Security disclosed in the Original Financial Statements or listed in Schedule 5 (Existing Security) except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule;

(b)	any netting or set-off arrangement entered into by any member of the Restricted Group in the ordinary course of its banking arrangements; any cash management arrangement (including hedging policies) made in accordance with sound commercial practices; any hedging arrangements made in accordance with sound commercial practices (excluding any Security, other than netting arrangements, granted or arising under or in connection with such arrangements); any set-off rights, liens or similar rights granted or arising under the general terms of business of any financial or credit institution;

(c)	any lien arising by operation of law and in the ordinary course of trading;

(d)	any Security over or affecting any asset acquired by a member of the Restricted Group after the Signing Date if:

(i)	the Security was not created in contemplation of the acquisition of that asset by a member of the Restricted Group;

(ii)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Restricted Group; and

(iii)	the Security is removed or discharged within nine (9) Months of the date of acquisition of such asset if not otherwise permitted under this Clause 20.3;

(e)	any Security created over an asset to secure finance for the acquisition price or costs of maintenance or improvement of such asset (any such price or cost, the “Asset Costs”) (i) to the extent the realisation value of the subject matter of such Security does not, at the time of creation of the Security, exceed in amount the Financial Indebtedness secured by such Security, and (ii) provided that the proceeds of the relevant financing underlying the said Financial Indebtedness are applied solely towards the discharge or payment of the Asset Costs;

(f)	any Security over or affecting any asset of any company which becomes a member of the Restricted Group or is merged into a member of the Restricted Group after the Signing Date, where the Security is created prior to the date on which that company becomes a member of the Restricted Group, if:

(i)	the Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security is removed or discharged within nine (9) Months of that company becoming a member of the Restricted Group if not otherwise permitted under this Clause 20.3;

(g)	any Security created in favour of a claimant or defendant in any action of the court or tribunal before whom such action is brought as security for costs or expenses where any member of the Restricted Group is actively prosecuting or defending such action by appropriate proceedings in the bona fide interests of the Restricted Group;

(h)	any Security created pursuant to any order of attachment, distraint, garnishee order, arrestment, adjudication or injunction or interdict restraining disposal of assets or similar legal process arising in connection with court proceedings, provided the same are not, in the opinion of the Majority Lenders, adverse to their interests;

(i)	any Security for taxes or assessments that are being actively contested in good faith by appropriate proceedings and for which adequate provisions are being maintained to the extent required by applicable principles;

(j)	for the avoidance of doubt, any transfer of receivables or other rights under or in connection with a securitisation programme of the Company or any other member of the Restricted Group;

(k)	any Security given to a pension fund or manager to secure the pension obligations of any member of the Group to comply with applicable law;

(l)	any Security created pursuant to any sale, transfer or other disposal of any of the assets of the Company or any other member of the Restricted Group on terms whereby such assets are to be leased to or re-acquired by the Company or member of the Restricted Group;

(m)	any Security (a “Substitute Security”) which replaces any other Security permitted pursuant to this Clause and which secures an amount not exceeding the principal amount secured by such permitted Security at the time it is replaced together with any interest accruing on such amounts from the date such Substitute Security is created or arises and any fees or expenses incurred in relation thereto provided that the existing Security to be replaced is released and all amounts secured thereby paid or otherwise discharged in full at or prior to the time of such Substitute Security being created or arising; or

(n)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Restricted Group to the extent not permitted under paragraphs (a) to (i) above) does not exceed seven point five per cent. (7.5%) of the Company’s Consolidated Net Worth (or its equivalent in another currency or currencies) from time to time.

20.4	Merger

The Company shall not enter into any amalgamation, merger or corporate reconstruction unless it is the surviving entity.

20.5	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Restricted Group from that carried on at the Signing Date.

20.6	Sanctions, anti-corruption and anti-money laundering

20.6.1	The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by it, its Material Subsidiaries and their respective directors, officers, (to the best knowledge of the Company) employees and, its or their respective agents, with Anti-Corruption Laws and applicable Sanctions.

20.6.2	The Company will use commercially reasonable efforts to ensure that no funds used to pay the obligations under the Acquisition Documents are derived from any unlawful activity; except that this Clause 20.6.2 shall not apply to the extent any funds made available by the Lenders to the Company are the product of an unlawful activity.

20.6.3	The Company will not request any Utilisation, and it shall not use, and shall procure that its Material Subsidiaries shall not use, the proceeds of any Utilisation:

(a)	in furtherance of an offer, payment, promise to pay, or authorisation of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws;

(b)	for the purpose of funding, financing or facilitating any activities, business or transaction of or with any person being a Sanctioned Person (designated as such by any authority other than the United Nations Security Council, whether by cross-referring in a legally valid domestic law, regulation or decision to any list established by the United Nations Security Council or directly in any such domestic law, regulation or decision), or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions, if conducted by a corporation incorporated in the United States or in a member state of the European Union; or

(c)	in any manner that would result in the violation of any Sanctions applicable to any party hereto;

except that:

(i)	this Clause 20.6.3 shall not apply to or in relation to any action, activity or behaviour which is not prohibited under the applicable laws, regulations, decisions or orders pursuant to which any contemplated sanctions are in force; and

(ii)	the undertakings under this Clause 20.6.3 shall not apply to the extent the contrary would lead to and/or result in a breach of any applicable anti-boycott statute or regulation such as (i) EU Regulation (EC) 2271/96; (ii) Article 7 of the German Foreign Trade Ordinance (Aussenwirtschaftsverordnung) of the Federal Republic of Germany; or (iii) any other similar anti-boycott law or regulation, as amended or supplemented from time to time.

20.7	Offer undertakings

20.7.1	The Company shall comply in all material respects with all provisions of applicable laws and regulations in relation to an Offer (including without limitation Royal Decree of 27 April 2007 on public takeover bids and the Belgian Company Code) relating to the Offer, in each case where non-compliance would be materially adverse to the interests of the Lenders (taken as a whole) under the Finance Documents.

20.7.2	The Company shall procure that a copy of the Offer Notification, the Offer Press Release and the Offer Document is provided to the Facility Agent promptly upon such documents being in final form and becoming available.

20.7.3	The Company shall:

(a)	not without the consent of the Arranger agree to amend the conditions of the Offer regarding the minimum level of acceptances below the majority of the Target Shares on a fully diluted basis;

(b)	keep the Facility Agent reasonably informed as to the progress of the Acquisition and any material developments in relation to the Acquisition;

(c)	promptly supply to the Facility Agent copies of all Acquisition Documents, all documents, notices or announcements received or issued by it on a public basis or any other information in its possession in relation to the Acquisition Documents and the consummation thereof, in each case to the extent legally permissible and not being subject to any existing third party bona fide confidentiality restrictions any member of the Group is subject to.

(d)	unless required by law, rule or regulation (including the rules and regulations of the AMF or any applicable securities exchange or securities exchange authority) or disclosed in the Offer Document, not make any statement or announcement (other than the Offer Document) without the prior written approval of the Arranger (not to be unreasonably withheld or delayed) containing any information or statement concerning the Finance Documents or the Lenders; provided that such approval shall not be required in respect of (x) any statement or announcement containing information substantially the same as to which any such approval has been previously granted; and (y) if requested by the AMF, the FSMA or any applicable securities exchange or securities exchange authority, the filing of the Facility Agreement and/or any summary of the terms hereof with the relevant stock market authority; and

(e)	diligently pursue the obtaining of clearance by the FSMA of the Offer Document.

SECTION 21

EVENTS OF DEFAULT

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 21 (Events of Default) is an Event of Default.

21.1	Non-payment

The Company does not pay on the due date any amount payable pursuant to a Finance Document (except an amount the non-payment of which requires the Company to make a repayment under Clause 8.6 (Mandatory prepayment and cancellation in relation to a single Lender)) at the place at and in the currency in which it is expressed to be payable unless:

21.1.1	its failure to pay is caused by administrative or technical error; and

21.1.2	payment is made within three (3) Business Days of its due date.

21.2	Other obligations

21.2.1	The Company does not comply with any provision of the Finance Documents (other than any failure to pay which would constitute an Event of Default pursuant to Clause 21.1 (Non-payment)).

21.2.2	No Event of Default under Clause 21.2.1 above will occur if the failure to comply is capable of remedy and is remedied within thirty (30) Business Days of the Facility Agent giving notice to the Company or the Company becoming aware of the failure to comply.

21.3	Misrepresentation

21.3.1	Any representation or statement made or deemed to be repeated by the Company in the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

21.3.2	No Event of Default under Clause 21.3.1 above will occur if the failure to comply is capable of remedy and is remedied within thirty (30) Business Days of the Facility Agent giving notice to the Company or the Company becoming aware of the misrepresentation.

21.4	Cross default

21.4.1	Any Financial Indebtedness of any member of the Restricted Group is not paid when due nor within any applicable grace period.

21.4.2	Any Financial Indebtedness of any member of the Restricted Group becomes due and payable prior to its specified maturity as a result of an event of default (however described).

21.4.3	No Event of Default will occur under this Clause 21.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs 21.4.1 to 21.4.2 above is less than two hundred and fifty million euros (€250,000,000) (or its equivalent in any other currency or currencies).

21.5	Insolvency

21.5.1	A member of the Restricted Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

21.5.2	Any member of the Restricted Group which conducts business in France is in a state of cessation des paiements, or any member of the Restricted Group becomes insolvent for the purpose of any insolvency law.

21.5.3	A moratorium is declared in respect of any indebtedness of any member of the Restricted Group.

21.6	Insolvency proceedings

21.6.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, dissolution, the opening of proceedings for sauvegarde (including, for the avoidance of doubt, sauvegarde accélérée and sauvegarde financière accélérée), redressement judiciaire or liquidation judiciaire or reorganisation (in the context of a mandat ad hoc (in connection with actual or anticipated financial difficulties) or of a conciliation or otherwise) of any member of the Restricted Group other than a solvent liquidation or reorganisation of any member of the Restricted Group which is not the Company;

(b)	a composition, compromise, assignment or arrangement with any creditor of any member of the Restricted Group;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Restricted Group which is not the Company), receiver, administrator, administrative receiver, mandataire ad hoc (appointed in connection with actual or anticipated financial difficulties), conciliateur or other similar officer in respect of any member of the Restricted Group or any of its assets;

(d)	the appointment of a receiver, administrator, administrative receiver, compulsory manager, mandataire ad hoc (appointed in connection with actual or anticipated financial difficulties), conciliateur or other similar officer in respect of:

(i)	the Company, or in respect of the assets of the Company having an aggregate value in excess of two hundred and fifty million euros (€250,000,000) (or its equivalent in any other currency or currencies);

(ii)	any other member of the Restricted Group, or in respect of the assets of any other member of the Restricted Group having an aggregate value in excess of two hundred and fifty million euros (€250,000,000) (or its equivalent in any other currency or currencies) provided that there shall be no Event of Default under this paragraph (ii) if the relevant appointment (a) is frivolous and vexatious, (b) occurs other than in a country in which the centre of main interests of the relevant member of the Restricted Group is located, and (c) is discharged within twenty (20) days after it takes effect; or

(e)	the enforcement of any Security over assets of any members of the Restricted Group having an aggregate value in excess of one hundred million euros (€100,000,000) (or its equivalent in any other currency or currencies); or

21.6.2	Any member of the Restricted Group applies for mandat ad hoc (in connection with actual or anticipated financial difficulties) or conciliation in accordance with articles L.611-3 to L.611-15 of the French Code de Commerce.

21.6.3	A judgement opening proceedings for sauvegarde (including, for the avoidance of doubt, sauvegarde accélérée and sauvegarde financière accélérée), redressement judiciaire or liquidation judiciaire or for cession totale ou partielle de l’entreprise is entered in relation to any member of the Restricted Group under articles L.620-1 to L.670-8 of the French Code de Commerce.

21.6.4	Without prejudice to the exceptions granted above, any procedure, judgement or step is taken in any jurisdiction which has effects similar to those referred to in Clauses 21.6.1, 21.6.2 and 21.6.3 above.

21.6.5	This Clause 21.6 shall not apply to any redressement judiciaire or liquidation judiciaire petition which is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement.

21.7	Creditors’ process

Any of the enforcement proceedings provided for in the French Code des Procédures Civiles d’Exécution, or any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Restricted Group having an aggregate value of one hundred million euros (€100,000,000) (or its equivalent in any other currency or currencies) and is not discharged within twenty (20) days.

21.8	Unlawfulness

Except as provided in Clause 8.6 (Mandatory prepayment and cancellation in relation to a single Lender), any material obligation of the Company under any of the Finance Documents is not (subject to the Legal Reservations) or ceases to be legal, valid, binding and enforceable obligations of the Company in any material respect.

21.9	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent shall, without mise en demeure or any other judicial or extra judicial step, if so directed by the Majority Lenders, by notice to the Company but subject to the mandatory provisions of articles L.611-16 and L.620-1 to L.670-8 of the French Code de Commerce:

21.9.1	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

21.9.2	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable.

21.10	Clean-Up Period

Notwithstanding any other provision of any Finance Document, any Event of Default will be deemed not to be an Event of Default if:

21.10.1	it would have been (if it were not for this provision) an Event of Default only by reason of circumstances relating exclusively to any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group);

21.10.2	it is capable of remedy on or prior to the Clean-Up Date and reasonable steps are being taken to remedy it;

21.10.3	it is notified by the Company to the Facility Agent as soon as reasonably practicable;

21.10.4	the circumstances giving rise to it have not been procured by or approved by the Company; and

21.10.5	it is not reasonably likely to have a Material Adverse Effect.

If the relevant circumstances are continuing on or after the Clean-Up Date, there shall be an Event of Default notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

SECTION 22

CHANGES TO THE LENDERS

22.	CHANGES TO THE LENDERS

22.1	Transfers by the Lenders

22.1.1	Subject to this Clause 22, a Lender (the “Existing Lender”) may transfer any of its rights (including such as relate to that Lender’s participation in each Loan) and obligations to another bank or financial institution (the “New Lender”).

22.1.2	The consent of the Finance Parties is hereby given to a transfer by an Existing Lender to a New Lender.

22.2	Conditions of transfer

22.2.1	The consent of the Company is required for a transfer by an Existing Lender, provided that the Company hereby consents to a transfer:

(a)	to a bank or financial institution included in the list of potential Lenders agreed between the Arranger and the Company attached as Schedule 11 (List of Agreed Transferees);

(b)	to another Lender or an Affiliate of any Lender; and

(c)	to an Acceptable Transferee at any time when an Event of Default pursuant to Clause 21.1 (Non-payment) has occurred and is continuing and the due date for the relevant non-payment is more than ten (10) Business Days prior to such time.

Notwithstanding the above, no transfer, sub-participation or subcontracting in relation to a Utilisation by and/or Commitment to the Company may be effected to a New Lender incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction without the prior consent of the Company, which shall not be unreasonably withheld.

22.2.2	The Company will be deemed to have given its consent ten (10) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

22.2.3	A transfer will only be effective as among the Finance Parties on:

(a)	receipt by the Facility Agent (whether in the Transfer Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(b)	performance by the Facility Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

22.2.4	Subject to any applicable laws and regulations regarding procedures for specific transfer, a transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.

22.2.5	If:

(a)	a Lender transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the transfer or change occurs, the Company would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax Gross Up and Indemnities) or Clause 14 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the transfer or change had not occurred.

22.2.6	Each New Lender, by executing the relevant Transfer Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

22.3	Transfer fee

The New Lender shall, on the date upon which a transfer takes effect, pay to the Facility Agent (for its own account) a fee of three thousand euros (€3,000).

22.4	Limitation of responsibility of Existing Lenders

22.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of the Company;

(c)	the performance and observance by the Company of its obligations under the Finance Documents or any other documents;

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document; or

(e)	the existence of any transferred rights or receivables or their accessories,

and any representations or warranties implied by law are excluded.

22.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Company and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of the Company and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

22.4.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer from a New Lender of any of the rights and obligations transferred under this Clause 22; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Company of its obligations under the Finance Documents or otherwise.

22.5	Procedure for transfer

22.5.1	Subject to the conditions set out in Clause 22.2 (Conditions of transfer) and subject to any applicable laws and regulations regarding procedures for specific transfer, a transfer of rights and/or obligations is effected as against the Existing Lender, the New Lender, the Facility Agent and the other Finance Parties in accordance with Clause 22.5.3 below when the Facility Agent executes an otherwise duly completed Transfer Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to Clause 22.5.2 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Agreement.

22.5.2	The Facility Agent shall only be obliged to execute a Transfer Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

22.5.3	By virtue of the execution of a Transfer Agreement, subject to Clause 22.8 (Pro rata interest settlement), as from the Transfer Date:

(a)	to the extent that in the Transfer Agreement the Existing Lender seeks to transfer its rights and its obligations under the Finance Documents, the Existing Lender shall be discharged to the extent provided for in the Transfer Agreement from further obligations towards the Company and the other Finance Parties under the Finance Documents and the Company and the other Finance Parties hereby consent to such discharge;

(b)	the rights and/or obligations of the Existing Lender with respect to the Company shall be transferred to the New Lender, to the extent provided for in the Transfer Agreement;

(c)	the Facility Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have had had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it to which it is entitled and subject as a result of the transfer and to that extent the Facility Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a “Lender”.

22.6	Copy of Transfer Agreement or Increase Confirmation to Company

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Agreement or Increase Confirmation, send to the Company a copy of that Transfer Agreement or Increase Confirmation.

22.7	Security of Lenders’ rights

22.7.1	In addition to the other rights provided to Lenders under this Clause 22, each Lender may without consulting with or obtaining consent from the Company, at any time transfer, charge, pledge or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender to the European Central Bank including, without limitation, any transfer of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of the European Central Bank, except that no such transfer, charge, pledge or Security shall:

(a)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant transfer, charge, pledge or Security for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by the Company other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

22.7.2	The limitations on transfers by a Lender set out in any Finance Document, in particular in Clause 22.1 (Transfers by the Lenders), Clause 22.2 (Conditions of transfer) and Clause 22.3 (Transfer fee) shall not apply to the creation of Security pursuant to Clause 22.7.1 above.

22.7.3	The limitations and provisions referred to in Clause 22.7.2 above shall further not apply to any transfer of rights under the Finance Documents or of the securities issued by the special purpose vehicle, made by the European Central Bank to a third party in connection with the enforcement of Security created pursuant to paragraph 22.7.1 above.

22.8	Pro rata interest settlement

22.8.1	If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 22.5 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six (6) Months, on the next of the dates which falls at six (6) Monthly intervals after the first day of that Interest Period); and

(b)	the rights transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 22.8, have been payable to it on that date, but after deduction of the Accrued Amounts.

22.8.2	In this Clause references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

22.8.3	An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

SECTION 23

CHANGES TO THE PARTIES

23.	TRANSFERS BY THE COMPANY

The Company may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 24

ROLE OF THE FACILITY AGENT AND THE ARRANGER

24.	ROLE OF THE FACILITY AGENT, THE ARRANGER AND THE REFERENCE BANKS

24.1	Appointment of the Facility Agent

24.1.1	Each of the Arranger and the Finance Parties appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

24.1.2	Each of the Arranger and the Finance Parties authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.1.3	The Facility Agent shall, unless the Company agrees otherwise, act out of an office in Paris.

24.2	Instructions

24.2.1	The Facility Agent shall:

(a)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by:

(i)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(ii)	in all other cases, the Majority Lenders; and

(b)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (a) above.

24.2.2	The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

24.2.3	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

24.2.4	The Facility Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

24.2.5	In the absence of instructions, the Facility Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

24.2.6	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

24.3	Duties of the Facility Agent

24.3.1	Subject to Clause 24.3.2 below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

24.3.2	Without prejudice to Clause 22.6 (Copy of Transfer Agreement or Increase Confirmation to Company), Clause 24.3.1 above shall not apply to any Transfer Agreement, Increase Confirmation or any Additional Facility Lender Accession Agreement.

24.3.3	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

24.3.4	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

24.3.5	If the Facility Agent is aware of the non-payment of any principal, interest, ticking fee or other fee payable to a Finance Party (other than the Facility Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

24.3.6	The Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

24.3.7	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

24.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

24.5	No Fiduciary Duties

24.5.1	Nothing in this Agreement constitutes the Facility Agent or the Arranger as a trustee or fiduciary of any other person.

24.5.2	Neither the Facility Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.6	Business with the Group

The Facility Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.7	Rights and discretions of the Facility Agent

24.7.1	The Facility Agent may rely on:

(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised;

(b)	assume that:

(i)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(ii)	unless it has received notice of revocation, that those instructions have not been revoked; and

(c)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify (and, for the avoidance of doubt, this includes, without limitation, reliance on an officer’s certificate of the Company referred to in Schedule 2 (Conditions Precedent) for the purpose of determining whether any document is in form and substance satisfactory for the purposes of Clause 4.1 (Initial and subsequent documentary conditions precedent)).

24.7.2	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment)); and

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

24.7.3	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

24.7.4	Without prejudice to the generality of Clause 24.7.3 above or Clause 24.7.4 below, the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent in its reasonable opinion deems this to be necessary.

24.7.5	The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying, unless directly caused by its gross negligence or wilful misconduct.

24.7.6	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

24.7.7	Unless a Finance Document expressly provides otherwise, the Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

24.7.8	Without prejudice to the generality of Clause 24.7.7 above, the Facility Agent may disclose the identity of a Defaulting Lender (if such Lender has notified the Facility Agent accordingly or if there is public information available on the relevant Lender’s website or the website of any regulator) to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

24.7.9	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arranger are obliged to do or omit to do anything if it would or might in their reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7.10	Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

24.8	Responsibility for documentation

Neither the Facility Agent nor any Arranger:

24.8.1	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Arranger, the Company or any other person given in or in connection with any Finance Document;

24.8.2	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

24.8.3	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

24.9	No duty to monitor

The Facility Agent shall not be bound to enquire:

24.9.1	whether or not any Default has occurred;

24.9.2	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

24.9.3	whether any other event specified in any Finance Document has occurred.

24.10	Exclusion of liability

24.10.1	Without limiting Clause 24.10.2 below (and without prejudice to the provisions of Clause 27.11.5 (Disruption to Payment Systems etc.)), the Facility Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

24.10.2	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this Clause.

24.10.3	The Facility Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

24.10.4	Nothing in this Agreement shall oblige the Facility Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arranger.

24.11	Lenders’ indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 27.11 (Disruption to Payment Systems etc.)), notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as the Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by the Company pursuant to a Finance Document).

24.12	Resignation of the Facility Agent

24.12.1	The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Company provided that such successor shall act out of an office in Paris.

24.12.2	Alternatively the Facility Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders with the consent of the Company may appoint a successor Facility Agent which will act out of an office in Paris and which shall not be incorporated, domiciled or established in a Non-Cooperative Jurisdiction.

24.12.3	The Company may, on no less than thirty (30) days’ prior notice to the Facility Agent, replace the Facility Agent by requiring the Lenders to appoint a replacement Facility Agent if any amount payable under a Finance Document by the Company becomes not deductible from its taxable income for French tax purposes by reason of that amount (i) being paid or accrued to a Facility Agent incorporated, domiciled, established or acting through an office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of that Facility Agent in a financial institution situated in a Non-Cooperative Jurisdiction. In this case, the Facility Agent shall resign and a replacement Facility Agent shall be appointed by the Majority Lenders with the consent of the Company within thirty (30) days after notice of replacement was given.

24.12.4	If the Majority Lenders have not appointed a successor Facility Agent in accordance with Clause 24.12.2 above within thirty (30) days after notice of resignation was given, the resigning Facility Agent with the consent of the Company may appoint a successor Facility Agent which will act out of an office in Paris.

24.12.5	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

24.12.6	Such Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

24.12.7	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

24.12.8	After consultation with the Company, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with Clause 24.12.2 above. In this event, the Facility Agent shall resign in accordance with Clause 24.12.2 above.

24.12.9	The Facility Agent shall resign in accordance with Clause 24.12.2 above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to Clause 24.12.4 above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(a)	the Facility Agent fails to respond to a request under Clause 13.8 (FATCA information) and the Company or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)	the information supplied by the Facility Agent pursuant to Clause 13.8 (FATCA information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Facility Agent notifies the Company and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Facility Agent, requires it to resign.

24.13	Confidentiality

24.13.1	In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

24.13.2	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

24.14	Relationship with the Lenders

24.14.1	Subject to Clause 22.8 (Pro rata interest settlement), the Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(a)	entitled to or liable for any payment due under any Finance Document on that day; and

(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

24.14.2	Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 29.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 29.2 (Addresses) and paragraph (c) of Clause 29.5 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lenders.

24.15	Credit appraisal by the Lenders

Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

24.15.1	the financial condition, status and nature of each member of the Group;

24.15.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

24.15.3	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

24.15.4	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.16	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

24.17	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Facility Agent.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 24.17.

SECTION 25

CONDUCT OF BUSINESS BY THE FINANCE PARTIES

25.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

25.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

25.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

25.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

SECTION 26

SHARING AMONG THE FINANCE PARTIES

26.	SHARING AMONG THE FINANCE PARTIES

26.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Company other than in accordance with Clause 27 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then such Recovering Finance Party shall be deemed to have been substituted for the Facility Agent for purposes of receiving or recovering a Sharing Payment (as defined below) and:

26.1.1	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Facility Agent;

26.1.2	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 27 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

26.1.3	the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.6 (Partial payments).

26.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Company and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 27.6 (Partial payments) towards the obligations of the Company to the Sharing Finance Parties.

26.3	Recovering Finance Party’s rights

On a distribution by the Facility Agent under Clause 26.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from the Company, as between the Company and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Company to the Recovering Finance Party.

26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid to the Company by that Recovering Finance Party through the Facility Agent or otherwise, then:

26.4.1	each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

26.4.2	as between the Company and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Company to the relevant Sharing Finance Party provided that the Company or a person on behalf of the Company (or, if applicable, a liquidator, administrator, administrative receiver, compulsory manager, mandataire ad hoc or other similar officer of the Company) shall have actually received such Redistributed Amount.

26.5	Exceptions

26.5.1	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Company.

26.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 27

PAYMENT MECHANICS

27.	PAYMENT MECHANICS

27.1	Payments to the Facility Agent

27.1.1	On each date on which the Company or a Lender is required to make a payment under a Finance Document, the Company or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

27.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in a Participating Member State or London), other than a Non-Cooperative Jurisdiction, with such bank as the Facility Agent specifies.

27.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Company) and Clause 27.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State or London), other than a Non-Cooperative Jurisdiction.

27.3	Distributions to the Company

The Facility Agent may (with the consent of the Company or in accordance with Clause 28 (Set-Off)) apply any amount received by it for the Company in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Company under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback

27.4.1	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

27.4.2	If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

27.5	Impaired Agent

27.5.1	If, at any time, the Facility Agent becomes an Impaired Agent, the Company or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 27.1 (Payments to the Facility Agent) or Clause 26 (Sharing among the Finance Parties) shall instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Company or the Lender making the payment and designated as a trust account (opened in a jurisdiction which recognises a trust) for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

27.5.2	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

27.5.3	Subject to Clause 27.5.5, a Party which has made a payment in accordance with this Clause 27.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not bear any credit risk with respect to the amounts standing to the credit of the trust account.

27.5.4	Any payment made by the Company to the Facility Agent:

(a)	whilst not actually being aware of the fact that, at the time of such payment, the Facility Agent is an Impaired Agent shall fully discharge the payment obligations of the Company up to the amount of such payment; and

(b)	whilst actually being aware of the fact that, at the time of such payment, the Facility Agent is an Impaired Agent, shall not discharge the payment obligations of the Company with respect to the amount of such payment unless and until any such amounts are actually received by the Finance Party (other than the Impaired Agent) to whom such amounts are payable (and any such discharge shall occur only to the extent of the amounts actually received by such Finance Party).

27.5.5	Any payment made by the Company to an Acceptable Bank pursuant to Clause 27.5.1

(a)	whilst not actually being aware of the fact that, at the time of such payment, an Insolvency Event has occurred and is continuing in relation to such Acceptable Bank, shall fully discharge the payment obligation of the Company up to the amount of such payment; and

(b)	whilst actually being aware of the fact that, at the time of such payment, an Insolvency Event has occurred and is continuing in relation to such Acceptable Bank, shall not discharge the payment obligation of the Company with respect to the amount of such payment unless and until any such amounts are actually received by the Finance Party (other than, if applicable, such Acceptable Bank in its role as Acceptable Bank and not in its role as a Finance Party) to whom such amounts are payable (and any such discharge shall occur only to the extent of the amounts actually received by such Finance Party).

27.5.6	Promptly upon the appointment of a successor Facility Agent, each Party which has made a payment to a trust account in accordance with this Clause 27.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with Clause 27.2 (Distributions by the Facility Agent).

27.6	Partial payments

27.6.1	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Company under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

27.6.2	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (b) to (d) above.

27.6.3	Clauses 27.6.1 and 27.6.2 above will override any appropriation made by the Company.

27.7	No set-off by the Company

All payments to be made by the Company under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.8	Business Days

27.8.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

27.8.2	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.9	Currency of account

27.9.1	Subject to Clauses 27.9.2 to 27.9.5 below, euros is the currency of account and payment for any sum due from the Company under any Finance Document.

27.9.2	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

27.9.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

27.9.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

27.9.5	Any amount expressed to be payable in a currency other than euros shall be paid in that other currency.

27.10	Change of currency

27.10.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (acting reasonably and after consultation with the Company); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably and after consultation with the Company).

27.10.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

27.11	Disruption to Payment Systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred:

27.11.1	the Facility Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

27.11.2	the Facility Agent shall not be obliged to consult with the Company in relation to any changes mentioned in Clause 27.11.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

27.11.3	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 27.11.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

27.11.4	any such changes agreed upon by the Facility Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and Waivers);

27.11.5	the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence or any other category of liability whatsoever but not including any claim based on the wilful misconduct or fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 27.11; and

27.11.6	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 27.11.4 above.

SECTION 28

SET-OFF

28.	SET-OFF

While an Event of Default is continuing, a Finance Party may set off any matured obligation due from the Company under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. That Finance Party shall promptly notify the Company and the Facility Agent of such conversion and set-off.

SECTION 29

NOTICES

29.	NOTICES

29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2	Addresses

29.2.1	The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name in Clause 29.2.2 below;

(b)	in the case of the Facility Agent, that identified with its name in Clause 29.2.2,

or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days’ notice.

29.2.2

(a)	the Facility Agent:

Address: BNP Paribas Fortis SA/NV

Montagne du Parc 3, B-1000 Brussels

Attention:         Thierry Lengele

Tel:                   +32478885962

E-mail:              thierry.lengele@bnpparibas.com

(b)	the Company:

Address:           Sanofi Capital Markets

                          54 rue de la Boétie, 75008 Paris

Attention:         Jean Fauquier

Tel:                   +33 (0) 1 53 77 44 25

E-mail:              jean.fauquier@sanofi.com

                           priscilia.bouton-peignoux@sanofi.com

29.3	Delivery

29.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, or

(c)	if in electronic format, in accordance with Clause 29.5 (Electronic communication),

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

29.3.2	Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

29.3.3	All notices from or to the Company shall be sent through the Facility Agent.

29.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 29.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

29.5	Electronic communication

29.5.1	Any communication to be made between the Facility Agent, a Lender or (in respect of information to be provided pursuant to Clause 19 (Information Undertakings) and where it is specified that such information is to be provided in electronic format) the Company under or in connection with the Finance Documents may be made by electronic mail or other electronic format, if the Facility Agent and the relevant Lender or, as the case may be, the Company:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

29.5.2	Any electronic communication made between the Facility Agent and a Lender or the Company will be effective only when actually received in readable form and in such format as the Facility Agent may specify from time to time and in the case of any electronic communication made by a Lender or the Company to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

29.6	Communication when the Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement to the Facility Agent has been appointed.

29.7	English language

29.7.1	Any notice given under or in connection with any Finance Document must be in English.

29.7.2	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

SECTION 30

CONFIDENTIALITY

30.	CONFIDENTIALITY

30.1	Confidential information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 30.2 (Disclosure of Confidential Information) and, if applicable, Clause 30.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

30.2	Disclosure of Confidential Information

Any Finance Party may, subject (where applicable) to the provisions of article L. 511-33 of the French Code monétaire et financier, disclose:

30.2.1	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 30.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

30.2.2	to any person (an “Entity”):

(a)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Representatives and professional advisers;

(b)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Company and to any of that person’s Affiliates, Representatives and professional advisers;

(c)	appointed by any Finance Party or by a person to whom paragraphs (a) or (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 24.14.2 (Relationship with the Lenders));

(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (a) or (b) above;

(e)	to whom;

(i)	information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking or other regulatory authority or similar body (other than a taxation authority), the rules of any relevant stock exchange or pursuant to any applicable law or regulation; or

(ii)	there is an obligation to disclose information pursuant to any applicable law or regulation in relation to taxation;

(f)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.7 (Security of Lenders’ rights);

(g)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(h)	who is a Party; or

(i)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(i)	in relation to paragraphs (a), (b) and (c) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information and provided that, in relation to paragraph (a) the Company is notified of the identity of any Entity to whom any Confidential Information is given;

(ii)	in relation to paragraph (d) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(iii)	in relation to paragraphs (e), (f) and (g) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(j)	to any person appointed by that Finance Party or by a person to whom paragraphs (a) or (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (j) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(k)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Company if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

30.3	Disclosure to numbering service providers

30.3.1	Any Finance Party may, without prejudice to the provisions of article L.511-33 of the French Code monétaire et financier, disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or the Company the following information:

(a)	name of the Company;

(b)	country of domicile of the Company;

(c)	place of incorporation of the Company;

(d)	date of this Agreement;

(e)	Clause 36 (Governing Law);

(f)	the names of the Facility Agent and the Arranger;

(g)	date of each amendment and restatement of this Agreement;

(h)	amounts of, and names of, the Facility (and any tranches);

(i)	amount of Total Commitments;

(j)	currencies of the Facility;

(k)	type of Facility;

(l)	ranking of the Facility;

(m)	Termination Date for the Facility;

(n)	changes to any of the information previously supplied pursuant to paragraphs (a) to (m) above; and

(o)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

30.3.2	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and the Company by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

30.3.3	A Finance Party may only appoint a numbering service provider from the list of providers set out in Schedule 10 (List of approved numbering service providers) or any successors in title or transferee of the numbering service provision business of such a person.

30.4	Entire agreement

Subject to the provisions of article L.511-33 of the French Code monétaire et financier, this Clause 30 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

30.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

30.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

30.6.1	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (e) of Clause 30.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

30.6.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 30.

30.7	Continuing obligations

The obligations in this Clause 30 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:

30.7.1	the date on which all amounts payable by the Company under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

30.7.2	the date on which such Finance Party otherwise ceases to be a Finance Party; or

30.7.3	in the case of a Defaulting Lender, the date set forth in Clause 30.7.1.

31.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

31.1	Confidentiality and disclosure

31.1.1	The Facility Agent and the Company agree to keep each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by Clause 31.1.2 and Clause 31.1.2(b) below.

31.1.2	The Facility Agent may, without prejudice to the provisions of article L.511-33 of the French Code monétaire et financier, disclose:

(a)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Company pursuant to Clause 9.4 (Notification of rates of interest); and

(b)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender or Reference Bank, as the case may be.

31.1.3	The Facility Agent may, without prejudice to the provisions of article L.511-33 of the French Code monétaire et financier, disclose any Funding Rate or any Reference Bank Quotation, and the Company may disclose any Funding Rate, to:

(a)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(b)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the Company, as the case may be, it is not practicable to do so in the circumstances;

(c)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the Company, as the case may be, it is not practicable to do so in the circumstances; and

(d)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

31.2	Related obligations

31.2.1	The Facility Agent and the Company acknowledge that each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and the Company undertake not to use any Funding Rate or, in the case of the Facility Agent, any Reference Bank Quotation for any unlawful purpose.

31.2.2	The Facility Agent and the Company agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(a)	of the circumstances of any disclosure made pursuant to paragraph (b) of Clause 31.1.3 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that any information has been disclosed in breach of this Clause 31.

31.3	No Event of Default

No Event of Default will occur under Clause 21.2 (Other obligations) by reason only of the Company’s failure to comply with this Clause 31.

SECTION 31

CALCULATION AND CERTIFICATES

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document shall set out the basis of calculation in reasonable detail and is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

SECTION 32

PARTIAL INVALIDITY

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

SECTION 33

REMEDIES AND WAIVERS

34.	REMEDIES, WAIVERS AND HARDSHIP

34.1	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and, subject to Clause 34.2 (No hardship), not exclusive of any rights or remedies provided by law.

34.2	No hardship

Each Party hereby acknowledges that the provisions of article 1195 of the French Code civil shall not apply to it with respect to its obligations under the Finance Documents and that it shall not be entitled to make any claim under article 1195 of the French Code civil.

SECTION 34

AMENDMENT AND WAIVERS

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

35.1.1	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

35.1.2	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.1.3	Clause 22.8.3 (Pro rata interest settlement) shall apply to this Clause 35.

35.2	Exceptions

35.2.1	An amendment or waiver that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin (other than as contemplated in the definition of such term) or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in or an extension of any Commitment (other than as permitted under Clause 2.2 (Additional Facility) or Clause 6 (Extension of Facility A));

(e)	a change to the Company;

(f)	any provision which expressly requires the consent of all the Lenders; or

(g)	Clause 2.4 (Finance Parties’ rights and obligations), Clause 22 (Changes to the Lenders) or this Clause 35.

shall not be made without the prior consent of all the Lenders.

35.2.2	An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Arranger or a Reference Bank may not be effected without the consent of the Facility Agent, the Arranger or the Reference Bank.

35.3	Disenfranchisement of Defaulting Lenders

35.3.1	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

35.3.2	For the purposes of this Clause 35.3, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(a)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender;

(b)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

35.4	Replacement and/prepayment of a Defaulting Lender or a Non-Consenting Lender

35.4.1	The Company may, at any time a Lender has become and continues to be a Defaulting Lender or Non-Consenting Lender, by giving five (5) Business Days’ prior written notice to the Facility Agent and such Lender:

(a)	prepay such Lender and/or cancel any Commitments of such Lender; or

(b)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement; and/or

(c)	require such Lender to (and such Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender,

to a Lender an Eligible Institution (a “Replacement Lender”) which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including without limitation the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents. If a Lender is required to transfer rights and obligations pursuant to this Clause 35.4 but fails to do so within ten (10) Business Days of being required to do so, that Lender’s Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations has been obtained in respect of a request for a consent, waiver or amendment of, or in relation to, any of the terms of any Finance Documents or other vote of Lenders under the terms of this Agreement.

35.4.2	Any transfer of rights and obligations of a Defaulting Lender or Non-Consenting Lender pursuant to this Clause shall be subject to the following conditions:

(a)	the Company shall not have a right to replace the Facility Agent;

(b)	neither the Facility Agent nor the Defaulting Lender or the Non-Consenting Lender shall have any obligation to the Company to find a Replacement Lender;

(c)	in the event of a replacement of a Non-Consenting Lender, such replacement must take place no later than fifteen (15) days after the date on which that Lender is deemed a Non-Consenting Lender;

(d)	the transfer must take place no later than five (5) Business Days after the notice referred to in paragraph (a) above;

(e)	in no event shall the Defaulting Lender or the Non-Consenting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender or the Non-Consenting Lender pursuant to the Finance Documents; and

(f)	the Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 34.3.1 above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

35.4.3	A Lender shall perform the checks described in paragraph (f) of Clause 35.4.2 above as soon as reasonably practicable following delivery of a notice referred to in Clause 35.4.1 above, and shall notify the Facility Agent and the Company when it is satisfied that it has complied with those checks.

SECTION 35

GOVERNING LAW

36.	GOVERNING LAW

This Agreement is governed by French law.

SECTION 36

ENFORCEMENT – JURIDICTION OF FRENCH COURTS

37.	ENFORCEMENT - JURISDICTION OF FRENCH COURTS

The Tribunal de Commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out or in connection with this Agreement (a “Dispute”).

SECTION 37

ELECTION OF DOMICILE

38.	ELECTION OF DOMICILE

Without prejudice to any other mode of service allowed under any relevant law, the Company irrevocably elects domicile at its corporate seat in Paris, France for the purpose of serving any judicial or extra-judicial documents in relation to any action or proceedings referred to above.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Original Lender

Name of Original Lender	Facility A Commitment (EUR)

BNP PARIBAS FORTIS SA/NV	4,200,000,000

Schedule 2

Conditions precedent

Part 1

Conditions precedent to signing

1.	The Company

(a)	K-bis extract for the Company, not more than one (1) month old.

(b)	A copy of the constitutive documents (statuts) of the Company.

(c)	Evidence that the person(s) who has signed the Finance Documents on behalf of the Company was duly authorised so to sign.

(d)	A copy of a resolution of the board of directors of the Company approving the Acquisition and terms of, and the transactions contemplated by the Acquisition Documents and the Finance Documents to which it is party and resolving that it execute, deliver and perform the Acquisition Documents and any Finance Document to which it is a party.

(e)	A specimen signature of each person authorised by the resolution referred to above.

(f)	A certificate of an authorised signatory of the Company certifying that each copy document relating to it specified in Part 1 of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the Signing Date.

2.	Legal opinion

(a)	A legal opinion of the legal advisors in France to the Arranger and the Facility Agent, substantially in the form distributed to the Arranger prior to signing this Agreement.

(b)	A legal opinion of Weil, Gotshal & Manges (Paris) LLP, legal advisors in France to the Company as to capacity, authorisation and due execution of the Finance Documents to which it is party, substantially in the form distributed to the Arranger prior to signing this Agreement.

3.	Other documents and evidence

(a)	The Fee Letters duly executed by the parties thereto.

(b)	A duly executed TEG Letter.

(c)	The Original Financial Statements.

(d)	For information purposes only, the other Acquisition Documents available at such time.

(e)	All documents reasonably requested by the Lenders to satisfy know-your customer requirements in respect of the Company.

Part 2

Conditions precedent to the first Utilisation

1.	(To the extent not otherwise delivered pursuant to Schedule 2 (Conditions precedent)) the agreed form of the Finance Documents duly executed by all the relevant parties.

2.	(To the extent not otherwise delivered pursuant to Schedule 2 (Conditions precedent)) the Offer Notification, the Offer Press Release and the Offer Document, both in the form reviewed by the Arranger on or prior to the Signing Date together with any changes which are permitted by the Agreement or which does not otherwise contain provisions which would reasonably be expected to have a material adverse effect on the interests of the Arranger or the Lenders.

3.	(To the extent not otherwise delivered pursuant to Schedule 2 (Conditions precedent)) a copy of the Offer Announcement and, if any, a copy of any public announcement in respect of the results of the Offer.

4.	A certificate from an officer of the Company confirming that the Offer has become or been declared unconditional in all respects and no term or condition of the Offer set out in the Offer Document has been amended or waived other than as permitted hereunder.

5.	Evidence satisfactory to the Agent of the payment by the Company of all fees, costs, expenses then due and payable to the Finance Parties in accordance with the Finance Documents.

Part 3

Conditions precedent to a Utilisation on an Offer Settlement Date other than the first

Offer Settlement Date

1.	A copy of any public announcement in respect of the results of the Offer.

2.	A copy of any supplemented and/or amended Offer Documents (if any) available at such time.

Part 4

Conditions precedent to Utilisation for the purpose set out in Clause 3.1.2

1.	A certificate from an officer of the Company confirming the number of Target Shares, the acquisition of which is to be financed or refinanced by the proposed Utilisation.

2.	A copy of any supplemented and/or amended Offer Documents (if any) available at such time.

Schedule 3

Requests

Part 1

Utilisation Request

From: [Name	of relevant the Company]

To:        [Facility Agent]

Dated:   [●]

Dear Sirs,

Sanofi – €4,200,000,000 Facility Agreement dated [•] (the “Facility Agreement”)

1.	Words and expressions defined in the Facility Agreement have the same meaning when used herein.

2.	We wish to borrow a Facility A Loan on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[●]

Amount:	[●]

Interest Period:	[●]

We confirm that each condition specified in Clause [4.1.2]/[4.1.3]/[4.1.4] and Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

We confirm that the Utilisation relates to [payment for/the refinancing of]/[Target Shares at the end of an initial period of an Offer/tendered in a subsequent offering period for an Offer]/[payment of fees, costs and expenses incurred in connection with the Acquisition and/or the Offer].

The proceeds of this Loan should be credited to [account].

This Utilisation Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

Sanofi

Part 2

Selection Notice

From:	[Name of the Company]

To:	[Facility Agent]

Dated:	[●]

Dear Sirs,

Sanofi – €4,200,000,000 Facility Agreement dated [•] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility A Loan[s] with an Interest Period ending on [●]*.

3.	We request that the next Interest Period for the above Facility A Loan[s] is [1 Month]/[3]/[6] Months].**

4.	This Selection Notice is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

Sanofi

NOTES:

*	Insert details of all Loans for the Facility which have an Interest Period ending on the same date.

**	Amend as appropriate.

Schedule 4

Form of Transfer Agreement

This Transfer Agreement is made on [●]

BETWEEN:

(1)	[●] (the “Existing Lender”)

AND:

(2)	[●] (the “New Lender”)

WHEREAS:

(A)	The Existing Lender has entered into a term loan facility in an aggregate amount equal to €4,200,000,000 ([•] billion euros) under a facility agreement dated [•], between the Company, the Financial Institutions listed in Schedule 1 to that Facility Agreement, [•] and [•] acting as Arranger and [•] acting as Facility Agent of the Lenders (the “Facility Agreement”).

(B)	The Existing Lender wishes to transfer and the New Lender wishes to acquire [all] [the part specified in the Schedule to this Transfer Agreement] of the Existing Lender’s Commitment, rights [and obligations] referred to in the Schedule to this Transfer Agreement.

(C)	Terms defined in the Facility Agreement have the same meaning when used in this Transfer Agreement.

IT IS AGREED AS FOLLOWS:

1.	[The Existing Lender and the New Lender agree to the transfer (cession) of]/ The Existing Lender confirms that, by a separate agreement, it will transfer (céder) on the Transfer Date to the New Lender][1] [all][the part specified in the Schedule to this Transfer Agreement] of the Existing Lender’s Commitment, rights [and obligations] referred to in the Schedule to this Transfer Agreement in accordance with Clause 22.5 (Procedure for transfer) of the Facility Agreement.[2]

[1]	Use this option if the transfer is made by way of a separate agreement (e.g. pursuant to articles L. 214-169 or L. 313-23 et seq. of the French Code monétaire et financier or pursuant to articles 2011 et seq. of the French Code civil).

2.	The proposed Transfer Date is [●].[3]

3.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule to this Transfer Agreement.

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 22.4 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.

5.	The New Lender confirms, for the benefit of the Facility Agent and the Company, that it is:

(a)	a Qualifying Lender other than a Treaty Lender;

(b)	a Treaty Lender;

(c)	not a Qualifying Lender,[4]

and that it is [not]5 incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

6.	The New Lender confirms to the other Finance Parties represented by the Facility Agent that it has become entitled to the same rights and that it will assume the same obligations to those Parties as it would have been under if it was an Original Lender

7.	This Transfer Agreement and any non-contractual obligations arising out of or in connection with it are governed by French law. The Tribunal de Commerce de Paris shall have jurisdiction in relation to any dispute concerning it.

8.	This Transfer Agreement has been entered into on the date stated at the beginning of this Transfer Agreement.

[3]	Please note that in case of a transfer made, for example, by way of bordereau FCT, bordereau Dailly or contrat de fiducie, it is assumed that the Transfer Date will be the date affixed on such bordereau FCT or bordereau Dailly or agreed in such contrat de fiducie.
[4]	Delete as applicable. Each New Lender is required to confirm which of these three categories it falls within.
[5]	Delete as applicable. Each New Lender is required to confirm whether it falls within one of these categories or not.

SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Agreement is accepted by the Facility Agent and the Transfer Date is confirmed as [●].

[Facility Agent]

By:

Schedule 5

Existing Security

Name	Security	Total Principal Amount of Indebtedness Secured

Sanofi	None

Schedule 6

Timetables

Loans in EUR

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	10:00 a.m. (Paris time) two (2) Business Days prior to the relevant Utilisation Date

Facility Agent notifies the Lenders of the Loan pursuant to a delivery of Utilisation Request in accordance with Clause 5.4 (Lenders’ participation)	Promptly after receipt two (2) Business Days prior to the proposed Utilisation Date

Delivery of a duly completed Selection Notice in accordance with Clause 10.1 (Selection of Interest Periods)	10:00 a.m. (Paris time) two (2) Business Day prior to the first day of the relevant Interest Period

Each Lender to send a copy of SWIFT message confirming payment (to be made available through the Facility Agent) corresponding to its participation in respect of a Utilisation in accordance with Clause 5.1 (Delivery of a Utilisation Request) and Clause 5.4 (Lenders Participation)	3:00 p.m. (Paris time) one (1) Business Day prior to the proposed Utilisation Date

EURIBOR is fixed	Quotation Day as of 11:00 a.m. (Paris time)

Reference Bank Rate calculated by reference to available quotations in accordance with Clause 11.2 (Calculation of Reference Bank Rate)	Quotation Day as of 12:00 p.m. (Paris time)

Schedule 7

Material Subsidiaries

USA

(a)	Sanofi-Aventis US LLC; and

(b)	Sanofi Pasteur Inc.

France

(c)	Sanofi-Aventis France;

(d)	Sanofi Winthrop Industries SA; and

(e)	Aventis Pharma SA.

Germany

(f)	Hoechst GmbH; and

(g)	Sanofi-Aventis Deutschland GmbH.

Japan

Sanofi-Aventis K.K.

Schedule 8

Additional Facility Lender Accession Agreement

To:	[•] as Facility Agent

Sanofi, as Company

From:	[Proposed Additional Facility Lender]

Dated:    [•]

Sanofi – €4,200,000,000 Facility Agreement

dated [•]

(the “Facility Agreement”)

1.	We refer to the Agreement. This is an Additional Facility Lender Accession Agreement. Terms defined in the Facility Agreement have the same meaning in this Additional Facility Accession Agreement unless given a different meaning in this Additional Facility Accession Agreement.

2.	[Proposed Additional Facility Lender] agrees to be bound by the terms of the Agreement as an Additional Facility Lender pursuant to Clause 2.2 (Additional Facility) of the Agreement.

3.	[Proposed Additional Facility Lender’s] Commitment is [•] euros.

4.	[Proposed Additional Facility Lender’s] administrative details are as follows:

(a).	Standing Payment Instructions: [•]

(b).	Facility Office Address: [•]

(c).	Telephone No.: [•]

(d).	Fax No: [•]

(e).	Attention: [•]

5.	The Additional Facility Lender expressly acknowledges, and represents that it is aware of the limitations on the Lenders’ obligations set out in Clause 22.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

6.	The Additional Facility Lender confirms, for the benefit of the Facility Agent and without liability to the Company, that it is:

(a)	[a Qualifying Lender other than a Treaty Lender;]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender,][6]

and that it is [not]7 incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

7.	The Additional Facility Lender confirms that it is not a member of the Group or a member of the Group.

8.	In consideration of the Additional Facility Lender being accepted as a Lender, the Additional Facility Lender confirms that, as from establishment of the Additional Facility, it intends to be party to the Agreement as a Lender, and undertakes to perform all the obligations expressed in the Agreement to be assumed by a Lender and agrees that it shall be bound by all the provisions of the Agreement, as if it had been an original party to the Agreement.

This Additional Facility Accession Agreement and any non-contractual obligations arising out of or in connection with it are governed by French law. The Tribunal de Commerce de Paris shall have exclusive jurisdiction in relation to any dispute concerning it.

This Accession Agreement has been entered into on the date stated at the beginning of this Accession Agreement.

The Proposed Additional Facility Lender

[•]

By:

This document is accepted as an Additional Facility Accession Agreement for the purposes of the Agreement and the date for establishment of the Additional Facility is confirmed as [•].

The Facility Agent

[•]

[6]	Delete as applicable. Each Additional Facility Lender is required to confirm which of these three categories it falls within.
[7]	Delete as applicable. Each Additional Facility Lender is required to confirm whether it falls within one of these categories or not.

By:

The Company

[•]

By:

The Arranger

BNP PARIBAS FORTIS SA/NV

By:

Schedule 9

Form of Increase Confirmation

To:	[•] as Facility Agent and Sanofi as Company

From:	[the Increase Lender] an (the “Increase Lender”)

Dated:

Sanofi – €4,200,000,000 Facility Agreement

dated [•]

(the “Facility Agreement”)

1.	We refer to the Facility Agreement. This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.3 (Increase) of the Facility Agreement

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule next to its name (the “Relevant Commitment”) as if it was an Original Lender under the Facility Agreement with such Commitment.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph 2.3.7 of Clause 2.3 (Increase).

8.	The Increase Lender confirms, for the benefit of the Facility Agent and the Company, that it is:

(a)	[a Qualifying Lender other than a Treaty Lender;]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender,][8]

and that it is [not]9 incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

9.	This Agreement is governed by French law. The Tribunal of Commerce of Paris shall have jurisdiction in relation to any dispute concerning it.

10.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

[8]	Delete as applicable. Each Increase Lender is required to confirm which of these three categories it falls within.
[9]	Delete as applicable. Each Increase Lender is required to confirm whether it falls within one of these categories or not.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facility Agreement by the Facility Agent and the Increase Date is confirmed as [●].

Facility Agent

By:

Acknowledged and agreed:

Company

By:

Schedule 10

List of approved numbering services providers

1.	DTCC

2.	EUROCLEAR

Schedule 11

List of Agreed Transferees

1.	BNP PARIBAS.

2.	SOCIETE GENERALE.

3.	CREDIT AGRICOLE and CACIB.

4.	NATIXIS.

5.	BARCLAYS.

6.	HSBC.

7.	SANTANDER.

8.	DEUTSCHE BANK.

9.	UNICREDIT.

10.	ING.

11.	MORGAN STANLEY.

12.	JP MORGAN.

13.	CITIGROUP.

14.	BANK OF AMERICA.

15.	ROYAL BANK OF CANADA.

16.	BANK OF TOKYO MITSUBISHI.

17.	Any entity which is a subsidiary owned at least at 50% by any of the entities listed above.

SIGNED ON 28 JANUARY 2018 IN PARIS IN TWO (2) ORIGINALS

The Company (as the Company)

SANOFI

By:	/s/ Olivier Klaric
Olivier Klaric, duly authorised

The Arranger

BNP PARIBAS FORTIS SA/NV

By:	/s/ Domenique de Narbonne
Domenique de Narbonne

By:	/s/ Pierre Semena
Pierre Semena

The Facility Agent

BNP PARIBAS FORTIS SA/NV

By:	/s/ Domenique de Narbonne
Domenique de Narbonne

By:	/s/ Pierre Semena
Pierre Semena

The Original Facility A Lender

BNP PARIBAS FORTIS SA/NV

By:	/s/ Domenique de Narbonne
Domenique de Narbonne

By:	/s/ Pierre Semena
Pierre Semena